UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Genworth Financial, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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6620 West Broad Street Richmond, Virginia 23230

April 2, 2015

Dear Stockholder,

You are invited to attend the 2015 Annual Meeting of Stockholders of Genworth Financial, Inc. to be held at 9:00 a.m. local time on Thursday, May 14, 2015, at The Westin Richmond, 6631 West Broad Street, Richmond, Virginia 23230.

The Annual Meeting will include a report on our business operations, discussion and voting on the matters set forth in the accompanying Notice of 2015 Annual Meeting of Stockholders and Proxy Statement, and discussion and voting on any other business matters properly brought before the meeting.

Whether or not you plan to attend, you can ensure your shares are represented at the meeting by promptly submitting your proxy by telephone, by Internet or by completing, signing, dating and returning your proxy card in the enclosed envelope.

Cordially,

/s/ James S. Riepe	/s/ Thomas J. McInerney
James S. Riepe	Thomas J. McInerney
Non-Executive Chairman of the Board	President and Chief Executive Officer

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

9:00 a.m., May 14, 2015

The Westin Richmond

6631 West Broad Street

Richmond, Virginia 23230

April 2, 2015

To our Stockholders:

NOTICE IS HEREBY GIVEN that Genworth Financial, Inc.’s 2015 Annual Meeting of Stockholders will be held at The Westin Richmond, 6631 West Broad Street, Richmond, Virginia 23230, on Thursday, May 14, 2015, at 9:00 a.m. local time, to address all matters that may properly come before the Annual Meeting. In addition to receiving a report on our business operations, stockholders will be asked:

(1)	to elect the 10 nominees named in this proxy statement as directors for the ensuing year;

(2)	to approve, on an advisory basis, the compensation of our named executive officers;

(3)	to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2015;

(4)	to act on the stockholder proposal described in this proxy statement, if properly presented; and

(5)	to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 20, 2015 will be entitled to vote at the meeting and any adjournments.

Distribution to stockholders of this proxy statement and a proxy card is scheduled to begin on or about April 2, 2015.

Cordially,

/s/ Michael J. McCullough
Michael J. McCullough
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to Be Held on May 14, 2015

Genworth’s proxy statement and annual report to stockholders are available at:

www.edocumentview.com/GNW

• To be voted on at the meeting

Every stockholder’s vote is important. Please complete, sign,

date and return your proxy card, or submit your

proxy by telephone or by Internet.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. As used in this proxy statement, the terms “Genworth,” the “company,” “we,” “our” and “us” refer to Genworth Financial, Inc.

2015 Annual Meeting of Stockholders Information

Date and Time:	Thursday, May 14, 2015 at 9:00 a.m. local time
Place:	The Westin Richmond, 6631 West Broad St., Richmond, Virginia 23230
Record Date:	March 20, 2015
Voting Rights:	Stockholders of record as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals presented at the meeting.

2014 Company Performance and its Impact on Executive Compensation

•	Our overall financial performance in 2014 was significantly below expectations, and our stock price performance in 2014 was poor.

•

We experienced operating losses in our U.S. Life Insurance Division primarily due to significant increases in reserves in our long-term care insurance business, which overshadowed positive results in our Global Mortgage Insurance Division, where each of our three largest businesses (located in the U.S., Canada and Australia) met or exceeded their key financial targets.

•

Based on our 2014 performance, no annual incentive was paid to our CEO for 2014, and annual incentives for our other continuing named executive officers ranged between 31% and 118% of their respective target amounts, reflecting differentiated performance for their respective areas of responsibility.

•	Equity awards held by our continuing named executive officers declined significantly in value during 2014 consistent with the decline in our stock price over that same time period.

Voting Matters and Board Recommendations

Proposals	Board Recommendation	Page Number for Additional Information
1. Election of Directors	FOR each director	8
2. Advisory Vote to Approve Named Executive Officer Compensation	FOR	64
3. Ratification of Independent Registered Public Accounting Firm	FOR	69
4. Stockholder Proposal	AGAINST	70

i

Our Director Nominees

The table below sets forth information about our director nominees, each of which is an incumbent member of the Genworth Financial, Inc. Board of Directors (the “Board” or the “Board of Directors”), including their ages, length of service on our Board, relevant experience and Board committee memberships. The Board has determined that nine of the 10 nominees are independent directors under the New York Stock Exchange listing requirements and our Governance Principles.

Director	Age	Director Since	Experience	Board Committees
William H. Bolinder	71	2010	Former President, Chief Executive Officer and a director of Acadia Trust N.A.	NCGC (Chair) Risk
G. Kent Conrad	67	2013	Former U.S. Senator	NCGC Risk
Melina E. Higgins	47	2013	Former Partner at The Goldman Sachs Group, Inc.	NCGC Risk
Nancy J. Karch	67	2005	Former Senior Partner of McKinsey & Company	MDCC (Chair) NCGC
Thomas J. McInerney	58	2013	President and Chief Executive Officer of Genworth Financial, Inc.
Christine B. Mead	59	2009	Former Executive Vice President and Chief Financial Officer of Safeco Corporation	Audit MDCC
David M. Moffett	63	2012	Former Chief Executive Officer and a director of Federal Home Loan Mortgage Corporation	NCGC Risk
Thomas E. Moloney	71	2009	Former Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc.	Audit Risk (Chair)
James A. Parke	69	2004	Former Vice Chairman and Chief Financial Officer of GE Capital Services and former Senior Vice President of General Electric Company	Audit (Chair) MDCC
James S. Riepe+	71	2006	Former Vice Chairman of T. Rowe Price Group, Inc.	Audit MDCC

+	Non-Executive Chairman of the Board

MDCC = Management Development and Compensation Committee

NCGC = Nominating and Corporate Governance Committee

Our Corporate Governance Facts

Size of Board	10
Number of Independent Directors	9
Board Committees Consist Entirely of Independent Directors	Yes
All Directors Attended at least 75% of Meetings Held in 2014	Yes
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Separate Independent Chairman and CEO	Yes
Independent Directors Meet Regularly in Executive Session	Yes
Annual Board and Committee Self-Evaluations	Yes
Stockholders Holding at least 40% of Outstanding Common Stock Have Ability to Call Special Meeting	Yes
Stock Ownership Requirements for Directors	Yes
Anti-Hedging and Anti-Pledging Policies for Directors and Executive Officers	Yes
No Poison Pill	Yes
Corporate Social Responsibility Section of Our Corporate Website	Yes

Additional Executive Compensation Governance Facts

Annual Advisory Approval of Executive Compensation	Yes
Use of Performance-Vested Stock in Long-Term Incentives	Yes
Stock Ownership Requirements for Executive Officers	Yes
Stock Ownership Requirement for CEO, as a Multiple Of Base Salary	7x
Retention Requirements for Equity Awards	Yes
Clawback Policy	Yes
Double-Trigger for Change of Control Benefits	Yes
Eliminated Excise Tax Gross-Ups for Change of Control Benefits(1)	Yes

(1)

Eliminated effective with the cancellation of our 2005 Change of Control Plan and adoption of a new 2014 Change of Control Plan on December 17, 2014, which eliminated any “grandfathered” excise tax gross-up benefits for participants and provides reduced severance benefits.

Our Executive Compensation Philosophy and Practices

Our executive compensation programs utilize a balanced mix of base salary, annual and long-term incentives and customary benefits to attract and retain highly qualified executives and maintain a strong relationship between executive pay and company performance. As evidenced by the results of our “say-on-pay” votes at our 2012, 2013 and 2014 Annual Meetings of Stockholders, with over 93%, 97% and 96%, respectively, of shares represented at the meeting and entitled to vote voting in favor, we believe that stockholders have indicated strong support for the structure and execution of our named executive officer compensation programs.

Highlights of our named executive officer compensation programs, as described in the Compensation Discussion and Analysis section below, include:

•	compensation programs that are performance-based and align executive officer incentives with stockholder interests over multiple timeframes;

•

annual incentives that are earned based on performance measured against specific financial and operational objectives for an executive’s area of responsibility, together with a qualitative assessment of performance;

•	at-risk pay and compensation design that reflect an executive officer’s impact on company performance over time; and

•

appropriate risk management practices, including a clawback policy, anti-hedging policy, anti-pledging policy, stock ownership requirements, net share retention ratio and net hold requirements with respect to equity grants.

PROXY STATEMENT

Genworth Financial, Inc.

6620 West Broad Street

Richmond, Virginia 23230

This proxy statement is furnished in connection with the solicitation of proxies by Genworth on behalf of the Board of Directors for the 2015 Annual Meeting of Stockholders (the “Annual Meeting”). Distribution to stockholders of this proxy statement and a proxy card is scheduled to begin on or about April 2, 2015.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares as soon as possible. You can ensure that your shares are voted at the meeting by submitting your proxy by telephone, by Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Submitting your proxy by any of these methods will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying Genworth’s Corporate Secretary in writing of such revocation. Attendance at the meeting alone will not revoke a previously submitted proxy.

INFORMATION ABOUT THE ANNUAL MEETING AND PROXY VOTING

What matters are to be voted on at the Annual Meeting?

Genworth intends to present the following proposals for stockholder consideration and voting at the Annual Meeting:

(1) to elect the 10 nominees named in this proxy statement as directors for the ensuing year;

(2) to approve, on an advisory basis, the compensation of our named executive officers;

(3) to ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2015;

(4) to act on the stockholder proposal described in this proxy statement, if properly presented; and

(5) to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

What is the recommendation of the Board of Directors with respect to each proposal?

The Board of Directors recommends votes:

•	FOR the election of the 10 nominees named in this proxy statement as directors;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the ratification of the selection of KPMG as our independent registered public accounting firm for 2015; and

•	AGAINST the stockholder proposal described in this proxy statement, if properly presented.

Will any other matters be presented for a vote at the Annual Meeting?

At this time, we are not aware of any other matters that will be presented for a vote at the Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in how to vote on that matter.

Who is entitled to vote at the Annual Meeting?

All holders of record of our Class A Common Stock, par value $0.001 (our “common stock”), at the close of business on March 20, 2015 (the “record date”) are entitled to vote at the Annual Meeting.

As of the record date, there were 497,381,085 shares of common stock issued and outstanding. Each share outstanding on the record date will be entitled to one vote.

If you are the beneficial owner, but not the record owner, of our common stock, you will receive instructions about voting from the bank, broker or other nominee that is the stockholder of record of your shares. Contact your bank, broker or other nominee directly if you have questions.

If you hold shares of our common stock through the Genworth Financial, Inc. Retirement and Savings Plan or an international employee benefit plan that includes our common stock (each, a “benefit plan”), you will receive a separate voting instruction card covering those shares from the plan trustee.

How do I vote my shares?

Stockholders of record may vote their shares in person at the Annual Meeting, or may submit a proxy to cause their shares to be represented and voted at the Annual Meeting.

Stockholders of record may grant a proxy with respect to their shares by mail, by telephone or by Internet. Granting a proxy by telephone or by Internet will be available through 11:59 p.m. Eastern time on May 13, 2015.

Voting instructions appear on your proxy card. If you grant a proxy by telephone or by Internet, please have your proxy card available.

If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may attend the meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, and you wish to attend the meeting to vote in person, you will have to contact your bank, broker or other nominee to obtain its proxy, and bring that document with you to the meeting.

Proxies submitted by mail, telephone or Internet will be voted in the manner indicated by the individuals named on the proxy. If you submit a proxy but do not specify how your shares are to be voted, the proxies will vote your shares:

•	FOR the election of the 10 nominees named in this proxy statement as directors;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the ratification of the selection of KPMG as our independent registered public accounting firm for 2015; and

•	AGAINST the stockholder proposal described in this proxy statement, if properly presented.

If you hold shares of our common stock through a benefit plan, you will receive a separate voting instruction card covering these shares from the plan trustee.

May I change or revoke my proxy after it is submitted?

Yes, you may change or revoke your proxy at any time before the Annual Meeting by:

•	subsequently granting a proxy by telephone or by Internet;

•	returning a later-dated proxy card;

•	sending your notice of revocation to our Corporate Secretary; or

•	attending the Annual Meeting and voting in person.

If you submit your changed proxy or revocation by telephone or by Internet, it must be received by 11:59 p.m. Eastern time on May 13, 2015. If you submit your changed proxy or revocation by another method specified above, it must be received before the polls close for voting. Attendance at the meeting alone will not revoke a previously submitted proxy.

Who can attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you are a holder of record or a beneficial owner of our common stock as of the record date, or you hold a valid proxy for the Annual Meeting.

If you are a Genworth stockholder of record and wish to attend the meeting, please so indicate on the proxy card or as prompted by the telephone or Internet voting system. Your name will be verified against the list of stockholders of record prior to your being admitted to the Annual Meeting.

If you are a beneficial owner of Genworth shares and a bank, broker or other nominee is the record owner of your shares, you will need to have proof that you are the beneficial owner to be admitted to the meeting. A recent statement or letter from your bank or broker confirming your ownership as of the record date, or presentation of a valid proxy from a bank, broker or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

You should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Annual Meeting.

What is a quorum?

In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of stock entitled to vote at the meeting are present in person or are represented by proxies.

What vote is required for the items of business at the Annual Meeting?

Holders of our common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Annual Meeting.

Election of directors. Under our Bylaws, each of the nominees for director receiving a majority of votes cast by holders of our common stock, at the meeting in person or by proxy, shall be elected to our Board of Directors, unless the election is contested, in which case directors shall be elected by a plurality of votes properly cast. An election shall be contested if, as determined by the Board of Directors, the number of nominees exceeds the number of directors to be elected. A majority of votes cast means that the number of votes cast for a director exceeds the number of votes cast against that director, with abstentions and “broker non-votes” counting as votes neither for nor against such director’s election. Under our Bylaws, any incumbent director who is a nominee in an uncontested election who does not receive a majority of votes cast shall promptly tender his or her resignation from the Board of Directors following the certification of the stockholder vote. Any resignation so received will not be made effective until it is acted upon by the Board of Directors. The Nominating and Corporate Governance Committee (the “Nominating Committee”) will assess the appropriateness of the nominee continuing to serve as a director and will recommend to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Nominating Committee’s recommendation and publicly disclose its decision and the reason for the decision. The director resignation procedures set forth in our Bylaws do not apply to contested elections of directors.

The Board of Directors has proposed 10 nominees for election. No other nominees for election to the Board of Directors have been submitted for election in accordance with the Bylaws. Thus, the Board of Directors has not determined that the election will be contested, and each director will be elected by a majority of votes cast.

Advisory vote to approve named executive officer compensation. The affirmative vote of the holders of a majority of shares of our common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for the non-binding, advisory vote to approve the compensation of our named executive officers. The vote is advisory, and therefore not binding on the company, the Management Development and Compensation Committee (the “Compensation Committee”) or our Board of Directors. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

Ratification of the selection of KPMG as our independent registered public accounting firm for 2015. The affirmative vote of the holders of a majority of shares of our common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for the ratification of the selection of KPMG as our independent registered public accounting firm for 2015.

Stockholder proposal. The affirmative vote of the holders of a majority of shares of our common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for approval of the stockholder proposal described in this proxy statement, if properly presented at the annual meeting.

Other matters. The affirmative vote of the holders of a majority of shares of our common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for approval of any other matters.

How are abstentions and broker non-votes counted?

Because the election of directors is uncontested, directors will be elected by a majority of votes cast, as provided under our Bylaws. Abstentions will not be counted in determining whether a director has received a majority of the votes cast for his or her election. Abstentions will have the same effect as votes against the advisory vote to approve named executive officer compensation, the proposal to ratify the selection of KPMG as our independent registered public accounting firm for 2015 and the stockholder proposal described in this proxy statement, if properly presented.

If a broker or other record holder of shares returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will be treated as not entitled to vote on that matter. Brokers do not have the discretionary authority to vote on the election of directors. Broker non-votes do not count as votes and, therefore, will not be counted in determining whether a director has received a majority of the votes cast for his or her election.

Brokers also do not have the discretionary authority to cast an advisory vote to approve named executive officer compensation or the stockholder proposal described in this proxy statement, if properly presented. As a result, they will not be treated as entitled to vote on those matters and, therefore, will not have any effect on the outcome of these proposals.

The ratification of the selection of KPMG as our independent registered public accounting firm for 2015 is deemed to be a discretionary matter and brokers will be permitted to vote uninstructed shares as to such matter.

Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present.

Who is the inspector of election?

The Board of Directors has appointed a representative of Computershare Shareowner Services LLC to act as Inspector of Election at the Annual Meeting.

What are the costs for soliciting proxies for the Annual Meeting?

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the 2014 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Georgeson Inc. has been retained to assist in soliciting proxies at a fee of $16,000, plus distribution costs and other costs and expenses.

What is the deadline for submission of stockholder proposals for the 2016 Annual Meeting?

The rules of the U.S. Securities and Exchange Commission (the “SEC”) establish the eligibility requirements and the procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Under those rules, proposals submitted for inclusion in Genworth’s 2016 proxy materials must be received on or before the close of business on December 4, 2015. Proposals for inclusion in our 2016 proxy materials must comply with all requirements of the rules of the SEC.

In addition, our Bylaws establish an advance notice procedure with regard to director nominations and other business proposals by stockholders intended to be presented at our 2016 Annual Meeting. For these nominations or other business proposals to be properly brought before the meeting by a stockholder, assuming the 2016 Annual Meeting occurs on a date that is not more than 30 days before or 70 days after the anniversary of the Annual Meeting, the stockholder must deliver written notice to us not later than the close of business on February 14, 2016 nor earlier than the close of business on January 15, 2016. Such nominations and other business proposals must comply with all requirements set forth in our Bylaws. Our Bylaws provide that business proposals that comply with all rules and requirements of the SEC and are included in our proxy statement are deemed to comply with the advance notice procedures in our Bylaws.

All notices of intention to present director nominations or other business proposals at the 2016 Annual Meeting, whether or not intended to be included in our proxy materials, should be addressed to: Corporate Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230.

Where can I find the voting results of the 2015 Annual Meeting?

The preliminary voting results will be announced at the meeting. In addition, within four business days following the meeting, we intend to file the final voting results with the SEC on Form 8-K. If the final voting results have not been certified within that four-day period, we will report the preliminary voting results on Form 8-K at that time and will file an amendment to the Form 8-K to report the final voting results within four business days of the date that the final results are certified.

May I request electronic delivery of my proxy statement and annual report in the future?

Stockholders of record may elect to receive future annual reports and proxy statements electronically by providing consent to electronic delivery on-line at www.computershare.com/investor. Should you choose to receive your proxy materials electronically, your choice will remain in effect until you notify Genworth or Computershare Shareowner Services LLC in accordance with applicable law that you wish to resume mail delivery of these documents. If you hold your Genworth common stock through a bank, broker or other holder of record, refer to the information provided by that entity for instructions on how to receive your proxy materials electronically.

Where can I view this proxy statement and Genworth’s 2014 Annual Report electronically?

This proxy statement and Genworth’s 2014 Annual Report may be viewed online at www.edocumentview.com/GNW.

How can I get a copy of Genworth’s Annual Report on Form 10-K?

To obtain a copy of Genworth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 without charge, address your request to Investor Relations, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230. The Annual Report on Form 10-K also may be accessed at our website. To view, go to www.genworth.com, click “Investors,” then click “SEC Filings” and finally click “Annual Reports.” The Annual Report on Form 10-K also may be accessed at the SEC’s website at www.sec.gov.

INFORMATION ABOUT COMMUNICATIONS WITH GENWORTH AND OUR BOARD OF DIRECTORS

How may I communicate directly with the Board of Directors?

The Board of Directors provides a process for stockholders to send communications to the Board of Directors. You may communicate with the Board of Directors, individually or as a group, as follows:

By Mail

The Board of Directors

Genworth Financial, Inc.

c/o Corporate Secretary

6620 West Broad Street

Building #1

Richmond, Virginia 23230

By Phone

1-866-717-3594

By E-mail

Directors@genworth.com

You should identify your communication as being from a Genworth stockholder. The Corporate Secretary may require reasonable evidence that your communication or other submission is made by a Genworth stockholder before transmitting your communication to the Board of Directors.

How may stockholders or other interested parties communicate directly with the non-management directors?

Stockholders and other interested parties may communicate directly with the non-management directors, individually or as a group, by any of the means set forth above or as follows:

By Mail

Non-Management Directors of the Board of Directors

Genworth Financial, Inc.

c/o Corporate Secretary

6620 West Broad Street

Building #1

Richmond, Virginia 23230

How may stockholders or other interested parties communicate directly with the Non-Executive Chairman of the Board?

Stockholders and other interested parties may communicate directly with the Non-Executive Chairman of the Board by any of the means set forth above. If you choose to communicate via email or mail, please note Attn: Non-Executive Chairman of the Board in the mailing address or subject line of the email.

How do I communicate directly with Genworth?

You may communicate directly with Genworth as follows:

By Mail

Genworth Financial, Inc.

c/o Corporate Secretary or c/o Investor Relations

6620 West Broad Street

Building #1

Richmond, Virginia 23230

How may I communicate with the Audit Committee regarding accounting, internal accounting controls or auditing matters?

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by company employees of concerns regarding questionable accounting or auditing matters. A communication or complaint to the Audit Committee regarding accounting, internal accounting controls or auditing matters may be submitted by any of the following means:

OMBUDSPERSON

By Mail

Genworth Ombudsperson

Genworth Financial, Inc.

6620 West Broad Street

Building #1

Richmond, Virginia 23230

Anonymously By Phone

1-888-251-4332

By E-mail

OmbudsOffice.Genworth@genworth.com

AUDIT COMMITTEE

By Mail

Audit Committee

Genworth Financial, Inc.

6620 West Broad Street

Building #1

Richmond, Virginia 23230

Anonymously By Phone

1-866-717-3594

By E-mail

Directors@genworth.com

ELECTION OF DIRECTORS

Currently, 10 directors serve on our Board of Directors, the terms for whom all expire at the Annual Meeting. At the Annual Meeting, 10 directors are to be elected to hold office until the 2016 Annual Meeting and until their successors have been duly elected and qualified or until the earlier of their resignation or removal in a manner provided for in the Bylaws. Working through its Nominating Committee, our Board of Directors continually evaluates the optimal size for the Board and may consider the addition of one or more independent directors to the Board.

The 10 nominees for election at the Annual Meeting are listed on pages 9 to 13 with brief biographies, a list of their committee memberships and descriptions of their qualifications and skills to serve as our directors. See the Board of Directors and Committees—Board Composition section below for a description of how our directors’ blend of backgrounds benefits our company. The Board of Directors has determined that nine of the 10 nominees are independent directors under the New York Stock Exchange (“NYSE”) listing requirements and our Governance Principles, which are discussed below in the Corporate Governance section.

All of the nominees named in this proxy statement have been nominated by our Board of Directors to be elected by holders of our common stock. We are not aware of any reason why any nominee would be unable to serve as a director. If a nominee for election is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that our Board of Directors may nominate as a substitute.

Committees Nominating and Corporate Governance (Chair) Risk

William H. Bolinder, 71, former President, Chief Executive Officer and a director of Acadia Trust N.A. Director since October 2010.

Mr. Bolinder retired in June 2006 from serving as President, Chief Executive Officer and a director of Acadia Trust N.A., positions he had held since 2003. He had previously been a member of the Group Management Board for Zurich Financial Services Group from 1994 to 2002. Mr. Bolinder joined Zurich American Insurance Company, USA in 1986 as Chief Operating Officer and became Chief Executive Officer in 1987. He has been a director of Endurance Specialty Holdings Ltd. since December 2001 and became the Lead Director of the Board in May 2013 (having served as the non-executive Chairman of the Board from March 2011 to May 2013). Mr. Bolinder also previously served as a director of Quanta Capital Holding Ltd. from January 2007 to October 2008. Mr. Bolinder has also served on the board of the American Insurance Association, American Institute for Chartered Property Casualty Underwriting, Insurance Institute for Applied Ethics, Insurance Institute of America, Insurance Services Office, Inc. and the National Association of Independent Insurers. Mr. Bolinder received a B.S. in Business Administration from the University of Massachusetts, Dartmouth.

Qualifications: Mr. Bolinder offers extensive experience in the insurance and financial services industry, including a combined 16 years serving in various positions with one of the world’s largest insurance companies and its U.S. subsidiary, and three years as president, chief executive officer and director of an investment advisory and trustee company. Mr. Bolinder’s current and former directorships with underwriters of specialty lines of insurance and reinsurance provide valuable knowledge regarding the international financial services sector.

Committees Nominating and Corporate Governance Risk

G. Kent Conrad, 67, former U.S. Senator. Director since March 2013.

Sen. Conrad served as a U.S. Senator representing the State of North Dakota from January 1987 to January 2013. He served as the Chair of the Senate Budget Committee from 2006 until his retirement. Prior to serving in the U.S. Senate, Sen. Conrad served as the Tax Commissioner for the State of North Dakota from 1981 to 1986 and as Assistant Tax Commissioner from 1974 to 1980. Sen. Conrad holds an A.B. degree in Political Science from Stanford University and an M.B.A. degree from George Washington University.

Qualifications: Sen. Conrad’s 25 years of experience as a U.S. Senator, including serving as Chair of the Senate Budget Committee for approximately six years, provides the Board with extensive information and insight into public policy, fiscal affairs, governmental relations and legislative and regulatory issues.

Committees Nominating and Corporate Governance Risk

Melina E. Higgins, 47, former Partner at The Goldman Sachs Group. Director since September 2013.

Ms. Higgins retired in 2010 from a nearly 20-year career at The Goldman Sachs Group Inc., where she served as a Managing Director from 2001 and a Partner from 2002. During her tenure at Goldman Sachs, Ms. Higgins served as Head of the Americas and Co-Chairperson of the Investment Advisory Committee for the GS Mezzanine Partners funds, which managed over $30 billion of assets. She also served as a member of the Investment Committee for the Principal Investment Area, which oversaw and approved global private equity and private debt investments. Goldman’s Principal Investment Area was one of the largest alternative asset managers in the world. Ms. Higgins has served as a director of Mylan, Inc. since February 2013. Ms. Higgins serves on the Women’s Leadership Board of Harvard University’s John F. Kennedy School of Government. Ms. Higgins received a B.A. in Economics and Spanish from Colgate University and an M.B.A. from Harvard Business School.

Qualifications: Ms. Higgins’ extensive finance and investment experience, having spent nearly 20 years with The Goldman Sachs Group, Inc., as well as serving as a director for both public and private companies, provides the board with significant insight in connection with our restructuring and turnaround initiatives.

Committees Management Development and Compensation (Chair) Nominating and Corporate Governance

Nancy J. Karch, 67, former Senior Partner of McKinsey & Company. Director since October 2005.

Ms. Karch was a Senior Partner of McKinsey & Company, an independent consulting firm, from 1988 until her retirement in 2000. Prior thereto, Ms. Karch served in various executive capacities at McKinsey since 1974. She has served as a director of Kimberly-Clark Corp. since June 2010, Kate Spade & Company (formerly Fifth & Pacific Companies, Inc. and Liz Claiborne, Inc.) since January 2000 and became the non-executive Chairman of the Board in May 2013, and MasterCard Incorporated since January 2007. She also previously served as a director of CEB (Corporate Executive Board, Inc.) from October 2001 until January 2015. Ms. Karch is also on the board of Northern Westchester Hospital and North Shore-LIJ Health System, both not-for-profit organizations. Ms. Karch received a B.A. in Mathematics from Cornell University, an M.S. in Mathematics from Northeastern University and an M.B.A. from Harvard Business School.

Qualifications: Ms. Karch, based on her 26 years at a global consulting firm, including 12 years as a Senior Partner, offers substantial expertise in the area of strategic and marketing issues. Ms. Karch also has substantial experience as a public company director.

Thomas J. McInerney, 58, President and Chief Executive Officer of Genworth Financial, Inc. Director since January 2013.

Mr. McInerney has been our President and Chief Executive Officer and a director since January 2013. He has also been responsible for the U.S. Life Insurance Division since July 2014. Before joining our company, Mr. McInerney had served as a Senior Advisor to the Boston Consulting Group from June 2011 to December 2012, providing consulting and advisory services to leading insurance and financial services companies in the United States and Canada. Prior to that, Mr. McInerney spent 30 years working with ING Groep NV and Aetna Inc. From October 2009 to December 2010, Mr. McInerney was a member of ING Groep’s Management Board for Insurance, where he was the Chief Operating Officer for ING’s insurance and investment management businesses worldwide. From April 2006 to October 2009, he was the Chairman and Chief Executive Officer of ING Americas and a member of ING Groep’s Executive Board, where he led ING’s pension, retirement services, insurance and investment management businesses in the United States, Canada and seven countries in Latin America. From October 2001 to April 2006, he was the Chief Executive Officer of ING U.S. Financial Services, and from December 2000 to October 2001, he was Chief Executive Officer of ING U.S. Worksite Financial Services. In 2000, ING Groep acquired Aetna Financial Services, for which Mr. McInerney served as President from August 1997 to December 2000. Prior to that, he served in many leadership positions with Aetna, where he began his career as an insurance underwriter in June 1978. Mr. McInerney is a member of the Board of the American Council of Life Insurers, and has been active with the Financial Services Roundtable (“FSR”), having served on FSR’s board and Chief Executive Officer Committee. Mr. McInerney received a B.A. in Economics from Colgate University and an M.B.A. from the Tuck School of Business at Dartmouth College.

Qualifications: Mr. McInerney offers insight into the company from his current role as the President and Chief Executive Officer. He also brings extensive knowledge of the insurance and financial services industries gained through 30 years of experience serving in significant leadership positions with ING Groep NV and Aetna Inc.

Committees Audit Management Development and Compensation

Christine B. Mead, 59, former Executive Vice President and Chief Financial Officer of Safeco Corporation. Director since October 2009.

Ms. Mead was the Executive Vice President and Chief Financial Officer of Safeco Corporation and the Co-President of the Safeco insurance companies from November 2004 until her retirement in December 2005. From January 2002 to November 2004, Ms. Mead served as Senior Vice President, Chief Financial Officer and Secretary of Safeco Corporation. Prior to joining Safeco in 2002, Ms. Mead served in various roles at Travelers Insurance Companies from 1989 to 2001, including Senior Vice President and Chief Financial Officer, Chief Accounting Officer, and Controller. Ms. Mead also served with Price Waterhouse LLP from 1980 to 1989, and with Deloitte Haskins & Sells in the United Kingdom from 1976 to 1980. Ms. Mead also serves as a trustee of the Idaho Chapter of The Nature Conservancy, a non-profit organization. Ms. Mead received a B.S. in Accounting from University College Cardiff, United Kingdom.

Qualifications: Ms. Mead brings experience as the former chief financial officer of a public company. She also worked for 16 years in the insurance industry, as well as 13 years for major accounting firms. Her international background adds a unique perspective to our Board.

Committees Nominating and Corporate Governance Risk

David M. Moffett, 63, former Chief Executive Officer and director of Federal Home Loan Mortgage Corporation. Director since December 2012.

Mr. Moffett was the Chief Executive Officer and a director of the Federal Home Loan Mortgage Corporation from September 2008 until his retirement in March 2009. Prior to this position, Mr. Moffett served as a Senior Advisor with the Carlyle Group LLC from May 2007 to September 2008. Mr. Moffett also served as the Vice Chairman and Chief Financial Officer of U.S. Bancorp from 2001 to 2007, after its merger with Firstar Corporation, having previously served as Vice Chairman and Chief Financial Officer of Firstar Corporation from 1998 to 2001 and as Chief Financial Officer of StarBanc Corporation, a predecessor to Firstar Corporation, from 1993 to 1998. Mr. Moffett has served as a director of eBay Inc. since July 2007 (serving as Lead Director since May 2014) and CIT Group Inc. since July 2010. He also previously served on the boards of directors of MBIA Inc. from May 2007 to September 2008, The E.W. Scripps Company from May 2007 to September 2008 and Building Materials Holding Corporation from May 2006 to November 2008. Mr. Moffett also serves as a trustee on the boards of Columbia Fund Series Trust I and Columbia Funds Variable Insurance Trust, overseeing approximately 52 funds within the Columbia Funds mutual fund complex. He also serves as a trustee for the University of Oklahoma Foundation. Mr. Moffett holds a B.A. degree in Economics from the University of Oklahoma and an M.B.A. degree from Southern Methodist University.

Qualifications: Mr. Moffett has many years of experience as the chief financial officer of public financial services companies. He also has experience as the chief executive officer of an entity in the housing finance industry, including related public policy experience.

Committees Audit Risk (Chair)

Thomas E. Moloney, 71, former Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc. Director since October 2009.

Mr. Moloney served as the interim Chief Financial Officer of MSC—Medical Services Company (“MSC”) from December 2007 to March 2008. He retired as the Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc. in December 2004. He had served in that position since 1992. Mr. Moloney served in various other roles at John Hancock Financial Services, Inc. during his tenure from 1965 to 1992, including Vice President, Controller, and Senior Accountant. Mr. Moloney has served as a director of SeaWorld Entertainment, Inc. since January 2015. He also previously served as a director of MSC from 2005 to 2012 (MSC was acquired in 2012 and ceased to be a public company in 2008). Mr. Moloney is on the boards of Nashoba Learning Group and the Boston Children’s Museum (past Chairperson), both non-profit organizations. Mr. Moloney received a B.A. in Accounting from Bentley University and holds an Executive Masters Professional Director Certification from the Corporate Directors Group.

Qualifications: Mr. Moloney provides almost 40 years of insurance industry and accounting experience, including having served as the chief financial officer of a public insurance company. He provides extensive knowledge of accounting and finance in regard to insurance products as well as risk assessment and risk oversight.

Committees Audit (Chair) Management Development and Compensation

James A. Parke, 69, former Vice Chairman and Chief Financial Officer of GE Capital Services and former Senior Vice President of General Electric Company. Director since May 2004.

Mr. Parke retired as Vice Chairman and Chief Financial Officer of GE Capital Services and a Senior Vice President at General Electric Company (“GE”) in December 2005. He had served in those positions since 2002. From 1989 to 2002 he was Senior Vice President and Chief Financial Officer at GE Capital Services and a Vice President of GE. Prior thereto, from 1981 to 1989 he held various management positions in several GE businesses. He serves as a director of buildOn, a not-for-profit corporation. Mr. Parke received a B.A. in History, Political Science and Economics from Concordia College in Minnesota.

Qualifications: Mr. Parke offers extensive experience in the areas of finance, financial services and capital markets, gained in part through his 37 years of experience with GE and GE Capital, including having served as a former Vice Chairman and Chief Financial Officer of GE Capital, where he helped build GE’s financial and insurance businesses.

Committees Audit Management Development and Compensation

James S. Riepe, 71, Senior Advisor and former Vice Chairman of T. Rowe Price Group, Inc. Director since March 2006, Lead Director from February 2009 to May 2012 and Non-Executive Chairman of the Board since May 2012.

Mr. Riepe is a retired Vice Chairman and a Senior Advisor at T. Rowe Price Group, Inc. Mr. Riepe served as the Vice Chairman of T. Rowe Price Group, Inc. from 1997 until his retirement in December 2005. Prior to joining T. Rowe Price Group, Inc. in 1981, Mr. Riepe was an Executive Vice President of The Vanguard Group. He has served as a director of LPL Financial Holdings Inc. since February 2008. Mr. Riepe also previously served on the boards of directors of The NASDAQ OMX Group, Inc. from May 2003 to May 2014, T. Rowe Price Group, Inc. from 1981 to 2006 and 57 T. Rowe Price registered investment companies (mutual funds) until his retirement in 2006. He is a member of the University of Pennsylvania’s Board of Trustees. Mr. Riepe received a B.S. in Industrial Management, an M.B.A. and an Honorary Doctor of Laws degree from the University of Pennsylvania.

Qualifications: Mr. Riepe brings to the Board significant expertise in finance and investments, as well as extensive management and operating experience, gained through his role as a senior executive in the investment management industry, including 23 years with T. Rowe Price.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE

ELECTION OF MR. BOLINDER, SEN. CONRAD, MS. HIGGINS, MS. KARCH, MR. MCINERNEY, MS. MEAD, MR. MOFFETT, MR. MOLONEY, MR. PARKE AND MR. RIEPE.

CORPORATE GOVERNANCE

Governance Principles

Our Governance Principles are published on Genworth’s website, as are our other corporate governance materials, including the charters adopted by the Board for each of our standing committees and any key practices adopted by the committees. To view these materials, go to www.genworth.com, click “Investors” and then click “Corporate Governance.” The Board regularly reviews corporate governance developments and may modify these principles, charters and key practices as warranted. Any modifications will be reflected in the documents on Genworth’s website.

Meeting Attendance

The Board and its committees held the following number of meetings during 2014:

Number of Meetings
Board of Directors	8
Audit Committee	11
Legal and Public Affairs Committee(1)	6
Management Development and Compensation Committee	6
Nominating and Corporate Governance Committee	6

(1)	Effective January 1, 2015, the Legal and Public Affairs Committee was disbanded and a new Risk Committee was established by the Board.

During 2014, each of our directors attended more than 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (2) the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served). As set forth in the Governance Principles, directors are expected to attend the Annual Meeting. All of our current directors who were serving at the time of our 2014 Annual Meeting of Stockholders attended that meeting.

Board Leadership Structure

Our Board of Directors functions in a collaborative fashion that emphasizes active participation and leadership by all of its members. As further described in our Governance Principles, the company’s business is conducted day-to-day by its officers, under the direction of our Chief Executive Officer (“CEO”) and the oversight of the Board, to enhance the long-term value of the company for its stockholders. Our Bylaws require our Board of Directors to appoint a Chairman of the Board but give it the flexibility to appoint as Chairman (i) our CEO, (ii) an independent director or (iii) a non-independent director other than the CEO. Our Board of Directors determines who to appoint as our Chairman based on the knowledge and experience of the people then serving on our Board of Directors and as CEO and chooses the person whom it believes best meets the needs of our company at that time. Our Board of Directors has determined that having Thomas J. McInerney serve as our CEO and a director and James S. Riepe serve as our Non-Executive Chairman of the Board is the appropriate leadership structure for our company at this time. In May 2012, our Board selected Mr. Riepe, one of our independent directors since 2006 and formerly our Lead Director, to serve as our Non-Executive Chairman of the Board due to Mr. Riepe’s service with and knowledge of our company and his significant leadership experience.

As more fully set forth in our Governance Principles, available on our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance” and then click “Governance Principles”), the Non-Executive Chairman’s responsibilities and authority include:

•	presiding at all meetings of the Board, stockholders and non-management and independent directors;

•	facilitating efficient board operations through regular engagement with standing committees of the Board and individual directors;

•	regularly communicating with the CEO to provide him or her with advice and counsel, and to share information about recent developments;

•	serving as a liaison between the CEO and the non-management and independent directors;

•	consulting on meeting agendas;

•	working with management to assure that meeting materials are fulfilling the needs of directors;

•	consulting on the meeting calendar and meeting schedules to assure there is sufficient time to discuss all agenda items;

•	periodically calling meetings of the non-management and independent directors, including at the request of such directors;

•	working with the CEO to respond to stockholder inquiries involving the Board; and

•	fulfilling other responsibilities as determined by the Board.

Role of Board in the Oversight of Risk

Our Board of Directors recognizes that, although risk management is primarily the responsibility of Genworth’s management, the Board plays a critical role in the oversight of risk. As a financial services company, the very nature of our business involves the underwriting, management and assumption of risks on behalf of our customers. The Board believes it is an important part of its responsibilities to oversee the company’s overall risk assessment processes and management thereof. The Board as a whole has historically discussed with management specific business risks as part of its regular reviews of the individual business units and also on a company-wide basis as part of its strategic reviews.

Effective January 1, 2015, the Board established a new Risk Committee specifically responsible for overseeing Genworth’s enterprise risk management policies and related risk profile, including but not limited to the following major risk exposures: credit risks, market risks, insurance risks, housing risks, operational risks, model risks, and any other risk that poses a material threat to the viability of Genworth. All members of the Risk Committee are independent, as discussed below, and Genworth’s Chief Risk Officer also has a direct reporting obligation to the Risk Committee.

The Board also utilizes its other committees to oversee specific risks and receives regular reports from the committees on the areas of risk for which they have oversight. The Audit Committee has responsibility for oversight of risks associated with financial accounting and reporting, including the system of internal control. This oversight includes reviewing and discussing with management and the independent registered public accounting firm the company’s risk assessment process and management policies with respect to the company’s major financial risk exposures, including investments, and the procedures utilized by management to identify and mitigate the exposure to such risks. The Compensation Committee oversees the risks relating to compensation plans and programs, as well as management development and leadership succession in the company’s various business units. Our Nominating Committee is responsible for the oversight of risks relating to corporate governance. We believe that our risk oversight structure is supported by our current Board leadership structure, with the Non-Executive Chairman of the Board working together with our independent Risk Committee and our other standing committees.

Board Self-Evaluation

The Board and each of its committees follow a specific process, overseen by the Nominating and Corporate Governance Committee, to determine their effectiveness and opportunities for improvement. The Board and each respective committee conducts a self-evaluation annually, focusing on how the Board can improve its key functions of overseeing personnel development, financials, and other major issues of strategy, risk, integrity, reputation and governance. During the process, ideas are solicited from directors about:

•	improving prioritization of issues;

•	improving quality of written, chart and oral presentations from management;

•	improving quality of Board or committee discussions on these key matters;

•	identifying how specific issues in the past year could have been handled better;

•	identifying specific issues which should be discussed in the future; and

•	identifying any other matter of importance to Board functioning.

The Nominating and Corporate Governance Committee coordinates with the Non-Executive Chairman of the Board to organize the comments received in a manner that identifies options for changes at either the Board or committee level. The Board and each committee then review the results of the self-assessments, and the Non-Executive Chairman of the Board and chairpersons of each committee coordinate any necessary follow-up actions.

Director Independence

Our Board currently consists of 10 directors, nine of whom are independent (as defined by our Governance Principles and NYSE listing standards) and one of whom is our CEO, Mr. McInerney. For a director to be independent, the Board must determine that the director does not have any direct or indirect material relationship with Genworth. The Board has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE. The independence guidelines are set forth in Section 4 of our Governance Principles, which are available on our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance” and then click “Governance Principles”). In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination. Our Board has determined that the purchase of Genworth products and services on the same terms available to unaffiliated entities or persons does not impair a director’s independence and therefore such purchases are not considered by our Board when making independence determinations. The Board has determined that Mr. Bolinder, Sen. Conrad, Ms. Higgins, Ms. Karch, Ms. Mead, Mr. Moffett, Mr. Moloney, Mr. Parke and Mr. Riepe satisfy the NYSE’s independence requirements and Genworth’s independence guidelines.

In addition to the independence guidelines discussed above, members of the Audit Committee also must satisfy additional independence requirements established by the SEC and the NYSE. Specifically, they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from Genworth or any of its subsidiaries other than their directors’ compensation and they may not be affiliated with Genworth or any of its subsidiaries. The Board has determined that all the members of the Audit Committee satisfy the relevant SEC and NYSE independence requirements.

Further, in affirmatively determining the independence of any director who will serve on the Compensation Committee, the Board also considers all factors specifically relevant to determining whether a director has a relationship to Genworth that is material to that director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee, including (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by Genworth to such director; and (2) whether the director is affiliated with Genworth, its subsidiaries or its affiliates.

Code of Business Conduct and Ethics

All of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, must act ethically at all times and in accordance with the policies comprising our code of business conduct and ethics set forth in our Code of Ethics. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO. In 2014, we conducted a comprehensive evaluation of our Code of Ethics, focusing on ways to make it more relevant and accessible to our directors, officers and employees. The Board approved an updated and revised version of the Code of Ethics, which became effective as of October 1, 2014. While the core policies and principles remain unchanged, we substantially refreshed the format and design of the Code of Ethics to maximize its impact on readers, and we launched an internal communications campaign promoting the updated Code of Ethics in order to increase its visibility. To view our Code of Ethics, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Code of Business Conduct & Ethics” and finally click “Genworth Code of Ethics.” Section 11 of our Governance Principles, which are available on our website, more fully addresses our Code of Ethics. Under our Governance Principles, the Board will not permit any waiver of any ethics policy for any director or executive officer. Within the time period required by the SEC and the NYSE, we will post on our website any amendment to our Code of Ethics.

BOARD OF DIRECTORS AND COMMITTEES

Board Composition

Our Board of Directors is composed of individuals with diverse experience at policy-making levels in business and government in areas that are relevant to the company’s global activities. Each director was nominated on the basis of the unique set of qualifications and skills he or she brings to the Board, as well as how those qualifications and skills blend with those of the others on the Board as a whole. See the Election of Directors section above for a description of each director nominee’s qualifications and skills.

As a group, apart from Mr. McInerney, our board nominees include two former chief executive officers (Mr. Bolinder and Mr. Moffett), four former chief financial officers (Ms. Mead, Mr. Moffett, Mr. Moloney and Mr. Parke), five directors with a background in insurance (Mr. Bolinder, Ms. Mead, Mr. Moffett, Mr. Moloney and Mr. Parke), seven directors with a background in finance and investment management (Mr. Bolinder, Ms. Higgins, Ms. Mead, Mr. Moffett, Mr. Moloney, Mr. Parke and Mr. Riepe), eight with experience in mergers and acquisitions (Mr. Bolinder, Ms. Higgins, Ms. Karch, Ms. Mead, Mr. Moffett, Mr. Moloney, Mr. Parke and Mr. Riepe), six with risk experience (Mr. Bolinder, Ms. Mead, Mr. Moffett, Mr. Moloney, Mr. Parke and Mr. Riepe), two with consumer marketing experience (Ms. Karch and Mr. Riepe), one with distribution experience (Ms. Karch), two with public policy experience (Sen. Conrad and Mr. Moffett), one with mortgage experience (Mr. Moffett) and two with restructuring and turnaround experience (Ms. Higgins and Ms. Mead). The blend of our directors’ unique backgrounds ensures that issues facing the company are examined and addressed with the benefit of a broad array of perspectives and expertise.

Subject to the rights of the holders of any outstanding series of our preferred stock, our certificate of incorporation provides that the number of authorized directors of our company will be fixed from time to time by a resolution adopted by our Board of Directors, but will not be less than one nor more than fifteen. Our Governance Principles further state that the size of the Board should be in the range of seven to 15 directors. Our Board of Directors has set the size of the Board of Directors currently at 10 members but continues to evaluate the optimal size for the Board and may consider the addition of one or more independent directors to the Board.

Each director elected by the holders of our common stock will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until the earlier of their resignation or removal in a manner provided for in the Bylaws. The holders of our common stock do not have cumulative voting rights in the election of directors.

Our Governance Principles provide that directors who serve as chief executive officers or in equivalent positions for other public companies should not serve on more than two other boards of public companies in addition to the Genworth Board and other directors should not serve on more than four other boards of public companies in addition to the Genworth Board.

Board Committees

The four standing committees of the Board are the Audit Committee, the Compensation Committee, the Nominating Committee and the Risk Committee. These committees are described below. The Risk Committee was formed effective January 1, 2015. Prior to that date, the Board also had a Legal and Public Affairs Committee, which has been disbanded and its responsibilities were reassigned to other standing committees and the Board as a whole. The Board has established written charters for each of its four standing committees. Our Board of Directors may also establish various other committees to assist it in carrying out its responsibilities.

Audit Committee

The Board has established the Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee consists solely of “independent” directors as defined by the applicable rules of the NYSE and the SEC and by our Governance Principles. In addition, the Board has determined that all four of the Audit Committee’s current members, Ms. Mead and Messrs. Moloney, Parke and Riepe, are “audit committee financial experts,” as defined by SEC rules.

As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Audit Committee” and finally click “Charter”), the purpose of the Audit Committee is to assist the Board in its oversight of the integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the independence and qualifications of the company’s independent registered public accounting firm and the performance of the company’s internal audit function and independent auditors. The Audit Committee’s duties include:

•

discussing with management and our independent registered public accounting firm our annual and quarterly financial statements, earnings releases and financial information and earnings guidance provided to analysts and rating agencies;

•	selecting our independent registered public accounting firm and approving the terms of its engagement;

•	discussing with management and our independent registered accounting firm any audit problems or difficulties and management’s response;

•

independently and/or in coordination with the Risk Committee, overseeing risks associated with financial accounting and reporting, including the system of internal control, which includes reviewing and discussing with management and our independent registered public accounting firm the company’s risk assessment process and management policies with respect to the company’s major financial risk exposure and the procedures utilized by management to identify and mitigate the exposure to such risks;

•	discussing with management the company’s overall investment portfolio and investment strategies;

•	reviewing our financial reporting and accounting standards and principles;

•	reviewing our internal system of financial controls and the results of internal audits;

•	obtaining and reviewing formal written reports from the independent registered public accounting firm regarding its internal quality-control procedures;

•	reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct;

•	preparing and publishing a committee report for inclusion in the proxy statement;

•	establishing procedures for the hiring of employees or former employees of our independent registered public accounting firm;

•	establishing procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters; and

•	establishing policies and procedures for the review and approval of all proposed transactions with “Related Persons,” as that term is defined in Section 11(b) of our Governance Principles.

The Audit Committee has determined that in view of the increased demands and responsibilities of the committee, its members generally should not serve on more than two additional audit committees of other public companies. The Audit Committee’s report appears on page 67 of this proxy statement.

Management Development and Compensation Committee

The Compensation Committee consists solely of “independent” directors as defined by the applicable rules of the NYSE and by our Governance Principles. As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Management Development and Compensation Committee” and finally click “Charter”), the Compensation Committee’s responsibilities include:

•

reviewing and approving on an annual basis the corporate goals and objectives with respect to the compensation of our CEO, evaluating our CEO’s performance in light of these goals and objectives and setting our CEO’s compensation based on such evaluation;

•

reviewing and approving on an annual basis the evaluation process and compensation structure for our other officers, including evaluating and setting the compensation for our senior executive officers;

•	reviewing and approving our variable incentive compensation and other stock-based compensation plans;

•	assisting the Board in developing and evaluating potential candidates for executive positions and overseeing the development of succession plans;

•	assessing the structure and composition of the leadership of the company;

•	reviewing and discussing our Compensation Discussion and Analysis, recommending its inclusion to the board in our annual reports and proxy statements and publishing a committee report;

•	overseeing risks relating to our compensation programs; and

•	determining whether the work of any compensation consultant who had a role in determining or recommending the amount or form of executive or director compensation raised any conflict of interest.

Under its charter, the Compensation Committee has authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee’s report appears on page 29 of this proxy statement. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis section below.

Nominating and Corporate Governance Committee

The Nominating Committee consists solely of “independent” directors as defined by the applicable rules of the NYSE and by our Governance Principles. As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Nominating and Corporate Governance Committee” and finally click “Charter”), the Nominating Committee’s responsibilities include:

•	leading the search for individuals qualified to become members of our Board;

•	reviewing the Board’s committee structure and recommending committee members;

•	developing and annually reviewing the governance guidelines;

•	overseeing the annual self-evaluations of the Board and its committees;

•	overseeing risks related to corporate governance; and

•	reviewing annually director compensation and benefits.

The Nominating Committee makes recommendations to the Board of Directors of candidates for election to our Board, and our Board of Directors nominates director candidates and makes recommendations to our stockholders. This committee will consider all stockholder recommendations for candidates for the Board, which should be sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Genworth Financial, Inc., 6620 West Broad Street, Building #1, Richmond, Virginia 23230.

The Nominating Committee believes all director nominees should meet certain qualifications and possess certain qualities or skills that, when considered in light of the qualities and skills of the other director nominees, assist the Board in overseeing our operations and developing and pursuing its strategic objectives. The Nominating Committee believes each director nominee should at a minimum:

•	possess the highest personal and professional ethics, integrity and values;

•	be committed to representing the long-term interests of our stockholders;

•	have an inquisitive and objective perspective, practical wisdom and mature judgment;

•	bring a distinct skill set of value to the Board and the company when viewed alone and in combination with other directors;

•	be willing and able to devote sufficient time to carrying out his or her duties and responsibilities effectively; and

•	be committed to serve on the Board for an extended period of time.

The Nominating Committee, as a matter of practice, takes diversity factors into account when considering potential director nominees. The company does not have a formal policy on Board diversity. The qualifications, qualities and skills required for directors are further set forth in Section 3 of Genworth’s Governance Principles, which are available on our website.

In addition to considering candidates suggested by stockholders, the Nominating Committee considers potential candidates recommended by current directors, company officers, employees and others. We have also engaged an outside search firm to assist us in identifying and evaluating potential director candidates. The Nominating Committee considers all potential candidates regardless of the source of the recommendation and determines whether potential candidates meet our qualifications, qualities and skills for directors. Where there is an interest in a particular candidate, the Nominating Committee’s review is multi-faceted and typically includes a review of written materials regarding the candidate, due diligence performed internally and externally, a review of a completed candidate questionnaire and one or more interviews with members of the Nominating Committee.

The Nominating Committee is also responsible for reviewing periodically the nature and amount of our political contributions, the operations of our Political Action Committee and our public disclosure regarding such activities. In addition, the Nominating Committee periodically reviews our policies and practices on matters of corporate citizenship, including philanthropic programs and financial and other support of charitable, education and cultural organizations.

Risk Committee

The purpose of the Risk Committee is to assist the Board in its oversight of all areas relating to Genworth’s enterprise risk management policies and the related risk profiles, including, but not limited to, the following major risk exposures:

•	credit risks;

•	market risks;

•	insurance risks;

•	housing risks;

•	operational risks;

•	model risks; and

•	any other risk that poses a material threat to the viability of the company.

As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Risk Committee” and finally click “Charter”), the Risk Committee’s responsibilities include:

•

reviewing and recommending annually for Board approval (i) the company’s enterprise risk management policies and (ii) the risk appetite of the company, and to oversee the implementation and maintenance of such policies and appetite;

•	receiving regular reports on the efforts to implement and comply with regulatory requirements related to risk management;

•	reviewing and overseeing the control, management and mitigation processes relating to Genworth’s enterprise risk management policies and risk appetite;

•	reviewing Genworth’s ability to assess and manage significant and emerging risks;

•	reviewing and analyzing Genworth’s major risk exposures, strategies, processes, and policies, with accompanying stress tests;

•	reviewing and overseeing Genworth’s internal risk function;

•	periodically reviewing and overseeing Genworth’s compliance processes and policies; and

•	receiving reports regarding risks associated with litigation and investigations/regulatory matters involving the company.

The Risk Committee is also responsible for overseeing our Environmental Policy and periodically reviews and evaluates our progress and objectives to reduce our environmental impacts.

Meetings of Non-Management and Independent Directors

Our independent directors met without management present at each regularly scheduled Board meeting during 2014. Our Governance Principles provide that the non-management directors will meet regularly without management present. Mr. McInerney, our CEO, is currently the only employee of the company who serves on our Board. In addition, our Governance Principles provide that if the non-management directors include individuals who are not independent directors (whose independence is determined in accordance with the NYSE listing standards and our Governance Principles), then the independent directors on our Board will separately meet at least one time each year. The Board has determined that all of our current non-management directors are also independent directors. Our Governance Principles provide that the Non-Executive Chairman of the Board, currently Mr. Riepe, will preside at the meetings of the non-management directors and the independent directors; in the absence of Mr. Riepe, the non-management directors present will select an independent committee chair to preside at such session. The independent Non-Executive Chairman of the Board may periodically call meetings of the non-management and independent directors, including at the request of the non-management or independent directors.

Compensation of Directors

The Nominating Committee has the responsibility for annually reviewing and recommending to the Board compensation and benefits for “non-management directors.” Non-management directors are those directors who are not executive officers of Genworth or its affiliates. Accordingly, all directors, other than Mr. McInerney, are regarded as non-management directors. Mr. McInerney does not receive any compensation for serving as a director. As part of its 2014 review, the Nominating Committee engaged Steven Hall & Partners, LLC to provide competitive market data and advice regarding non-management director compensation. Based on its review, the Nominating Committee determined not to recommend any changes to the company’s non-management director compensation and benefits program.

The company’s compensation and benefits for non-management directors are as follows:

•

Annual Retainer. Each non-management director is paid an annual retainer, payable in quarterly installments following the end of each quarter of service. The amount of the annual retainer is $230,000. Of this amount, 60% of the annual retainer is paid in deferred stock units (“DSUs”) and 40% is paid in cash. Instead of receiving a cash payment, non-management directors may elect to have 100% of their annual retainer paid in DSUs; however, no more than 30,000 DSUs may be granted to any non-management director with respect to the annual retainer in any one calendar year. To the extent this limit would be exceeded, the remainder of a director’s annual retainer will be paid in cash.

•

Deferred Stock Units. Each DSU awarded to non-management directors represents the right to receive one share of our common stock in the future. DSUs are granted at the end of each quarter of service and are credited to a notional account maintained by us in the recipient’s name. The number of DSUs granted is determined by dividing the DSU value to be delivered by the fair market value of our common stock on the date of grant. If the company pays dividends on its common stock, dividend equivalents accrue with respect to the DSUs, which are reinvested in additional DSUs. The DSUs will be paid out beginning one year after the director leaves the Board in a single payment or in payments over 10 years, at the election of the director, or, if earlier, upon the death of the director.

•

Retainer for Non-Executive Chairman of the Board. The Non-Executive Chairman of the Board receives a $200,000 annual retainer in addition to the regular annual retainer. Such amount is paid in quarterly installments, following the end of each quarter of service. Of this amount, 60% is paid in DSUs and 40% is paid in cash. Instead of receiving a cash payment, the Non-Executive Chairman of the Board may elect to have 100% of the additional annual retainer paid in DSUs; however, no more than 25,000 DSUs may be granted to the Non-Executive Chairman of the Board with respect to the additional annual retainer in any one calendar year. To the extent this limit would be exceeded, the remainder of the additional annual retainer will be paid in cash.

•

Fees for Lead Director. If a Lead Director is appointed in the absence of an independent Non-Executive Chairman of the Board, the Lead Director would receive an annual cash retainer of $20,000 in quarterly installments, as additional compensation for services as Lead Director.

•

Fees for Committee Chairs. The chairpersons of each of our standing committees receive additional cash retainers, which are paid in quarterly installments. The chairperson of the Audit Committee receives an annual cash retainer of $20,000, the chairperson of the Compensation Committee receives an annual cash retainer of $15,000, and the chairpersons of each of our other standing committees receive an annual cash retainer of $10,000.

•

Matching Gift Program. The company offers a matching gift program that provides for the matching of employee and director charitable contributions pursuant to the contribution guidelines established by the Genworth Foundation. Each non-management director is eligible for the matching of eligible charitable contributions on a dollar-for-dollar basis, up to a maximum matching contribution of $15,000 during any calendar year.

•

Reimbursement of Certain Expenses. Non-management directors are reimbursed for reasonable travel and other Board-related expenses, including expenses to attend Board and committee meetings, other business-related events and director education seminars, in accordance with policies approved from time to time.

The following table sets forth information concerning compensation paid or accrued by us in 2014 to our non-management directors.

2014 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
William H. Bolinder	102,000	138,000	15,000	255,000
G. Kent Conrad	92,000	138,000	1,000	231,000
Melina E. Higgins	92,000	138,000	15,000	245,000
Nancy J. Karch	107,000	138,000	15,000	260,000
Christine B. Mead	92,000	138,000	15,000	245,000
David M. Moffett	92,000	138,000	500	230,500
Thomas E. Moloney	102,000	138,000	15,000	255,000
James A. Parke	20,000	230,000	15,000	265,000
James S. Riepe	172,000	258,000	15,000	445,000

(1)

Amounts include the portion of the annual retainer (described above) that was paid in cash. Mr. Parke elected to receive 100% of his annual retainer in the form of DSUs. Amounts also include applicable committee chair fees and the retainer for the Non-Executive Chairman of the Board.

(2)

Amounts reflect the grant date fair value of DSUs received in payment of the annual retainer (including any DSUs received in lieu of the cash portion of the annual retainer) and the retainer for the Non-Executive Chairman of the Board. The following table shows for each non-management director the total number of DSUs held as of December 31, 2014 (rounded down to the nearest whole share):

Name	Total Number of DSUs Held as of December 31, 2014
William H. Bolinder	54,813
G. Kent Conrad	17,974
Melina E. Higgins	12,979
Nancy J. Karch	103,947
Christine B. Mead	62,558
David M. Moffett	21,725
Thomas E. Moloney	62,558
James A. Parke	152,302
James S. Riepe	135,582

(3)	Amounts reflect company charitable match contributions.

Director Stock Ownership Policy

To help promote the alignment of the personal interests of the company’s directors with the interests of our stockholders, we have established a robust stock ownership policy for all non-management directors. Under the policy, each non-management director is expected to hold common stock and/or DSUs while serving as a director of Genworth having a value equal to five times the value of the cash portion of the annual retainer payable to non-management directors, which is currently $92,000. Therefore, the current ownership guideline is $460,000. Non-management directors are expected to satisfy this ownership guideline over time after their initial appointment to the Board, and are not permitted to sell any shares of Genworth common stock received from us until the ownership guideline has been met. The DSUs held by the non-management directors settle in shares of common stock beginning one year after the director leaves the Board in a single payment or in payments over 10 years, at the election of the director, or earlier upon the death of the director.

The following table shows the stock ownership as of March 2, 2015 of our non-management directors serving on that date, the percentage of the ownership guideline that they have reached, and the number of years that have elapsed since the director was initially made subject to the policy. The value of each non-management director’s stock ownership is based on the closing price of our common stock on March 2, 2015 ($7.33).

Director	Number of Shares/DSUs Held (#)	Value as of March 2, 2014 ($)	Stock Held as % of Ownership Guideline	Years Subject to Ownership Policy
William H. Bolinder	57,813	423,769	92	4
G. Kent Conrad	17,974	131,749	29	2
Melina E. Higgins	12,979	95,136	21	1
Nancy J. Karch	108,422	794,733	>100	9
Christine B. Mead	65,558	480,540	>100	5
David Moffett	21,725	159,244	35	2
Thomas E. Moloney	68,558	502,530	>100	5
James A. Parke(1)	452,302	3,315,374	>100	8
James S. Riepe	203,582	1,492,256	>100	8

(1)

Mr. Parke has served on our Board of Directors since 2004 but was first elected to our Board of Directors by the holders of the company’s Class A Common Stock in May 2006. At such time, Mr. Parke became a non-management director and subject to the director stock ownership policy.

Anti-Hedging and Anti-Pledging Policies for Directors and Executive Officers

The company maintains an anti-hedging policy, which prohibits executive officers and directors from buying or selling options (puts or calls) on Genworth securities on an exchange or in any other organized market, and also prohibits certain forms of hedging or monetization transactions with respect to Genworth securities, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds. The company maintains this policy because hedging transactions, which might be considered short-term bets on the movement of the company’s securities, could create the appearance that the person is trading based on inside information. In addition, transactions in options may also focus the person’s attention on short-term performance at the expense of our long-term objectives.

The company also maintains an anti-pledging policy, which prohibits its executive officers and directors from holding Genworth securities in a margin account or otherwise pledging Genworth securities as collateral for a loan. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. The company maintains this policy because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Genworth securities and the margin sale or foreclosure sale of Genworth securities during such time could also create the appearance that the person is trading based on inside information.

INFORMATION RELATING TO DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS AND SIGNIFICANT STOCKHOLDERS

Ownership of Genworth Common Stock

The following table sets forth information as of March 2, 2015, except as indicated in the footnotes to the table, regarding the beneficial ownership of our common stock by:

•

all persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by us to own beneficially more than 5% of any class of our common stock (based on the most recently available information filed with the SEC);

•	the named executive officers included in the 2014 Summary Compensation Table below;

•	each of our directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to the table, each of the directors and executive officers possesses sole voting and investment power with respect to all shares set forth opposite his or her name. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or stock appreciation rights (“SARs”) or upon the conversion of restricted stock units (“RSUs”) held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 2, 2015, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of any other stockholder. The number of shares issuable upon exercise of SARs is calculated based on the excess of the closing price of our common stock on March 2, 2015 over the base price of the SARs. As of March 2, 2015, there were 497,375,880 shares of common stock outstanding and no shares of any other class of voting securities outstanding.

The address of each director and executive officer listed below is c/o Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage	Other Non-Management Director Stock-Based Holdings(1)
BlackRock, Inc.(2)	38,901,219	7.82
The Vanguard Group, Inc.(3)	36,604,712	7.36
FMR LLC(4)	32,107,066	6.46
Thomas J. McInerney	53,962	*
Martin P. Klein(5)	120,185	*
Kevin D. Schneider(6)	166,329	*
Lori M. Evangel	1,001	*
Daniel J. Sheehan IV(7)	143,990	*
James R. Boyle(8)	—	—
William H. Bolinder	3,000	*	54,813
G. Kent Conrad	—	—	17,974
Melina E. Higgins	—	—	12,979
Nancy J. Karch	4,475	*	103,947
Christine B. Mead	3,000	*	62,558
David M. Moffett	—	—	21,725
Thomas E. Moloney	6,000	*	62,558
James A. Parke	300,000	*	152,302
James S. Riepe	68,000	*	135,582
All directors and executive officers as a group (17 persons)(9)	1,175,324	*

*	Less than 1%.
(1)

Represents DSUs held by the non-management directors that settle in shares of common stock beginning one year after the director leaves the Board in a single payment or in payments over 10 years, at the election of the director, or earlier upon the death of the director. See the Board of Directors and Committees-Compensation of Directors section above for more information regarding DSUs.

(2)

Information obtained solely by reference to the Schedule 13G/A filed with the SEC on January 26, 2015 by BlackRock, Inc. (“BlackRock”). BlackRock reported that it has sole power to vote or direct the vote of 34,172,920 shares and that it has sole power to dispose or to direct the disposition of 38,901,219 shares. BlackRock also reported that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our common stock but that no one person’s interest is more than 5% of our total outstanding common stock. The address for BlackRock is 40 East 52nd Street, New York, NY 10022.

(3)

Information obtained solely by reference to the Schedule 13G/A filed with the SEC on February 10, 2015 by The Vanguard Group, Inc. (“Vanguard”). Vanguard reported that it has sole power to vote or direct the vote of 839,657 shares that it beneficially owns, and that it has sole power to dispose or to direct the disposition of 35,808,755 shares and has shared power to dispose or to direct the disposition of 795,957 shares. Vanguard further reported that (a) Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 663,057 shares, or 0.13%, of our common stock as a result of its serving as investment manager of collective trust accounts and (b) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 309,500 shares, or 0.06%, of our common stock as a result of its serving as investment manager of Australian investment offerings. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)

Information obtained solely by reference to the Schedule 13G/A filed with the SEC on February 13, 2015 by FMR LLC (“FMR”). FMR reported that it has sole power to vote or direct the vote of 1,276,572 shares that it beneficially owns and that it has sole power to dispose or to direct the disposition of 32,107,066 shares. FMR further reported that the Schedule 13G/A reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.

(5)	Includes (a) 62,391 shares of common stock issuable upon the exercise of 598,084 SARs.
(6)	Includes (a) 24,400 shares of common stock issuable upon the exercise of stock options and (b) 67,393 shares of common stock issuable upon the exercise of 874,000 SARs.
(7)	Includes (a) 74,600 shares of common stock issuable upon the exercise of stock options and (b) 22,428 shares of common stock issuable upon the exercise of 260,800 SARs.
(8)	Mr. Boyle, our former Executive Vice President-Genworth, left the company effective July 29, 2014.
(9)

Includes (a) 182,696 shares of common stock issuable upon the exercise of stock options, and (b) 250,880 shares of common stock issuable upon the exercise of 3,387,182 SARs. Represents ownership by all current directors and executive officers.

Ownership of Public Company Genworth Subsidiaries

Genworth MI Canada Inc.

In July 2009, Genworth MI Canada Inc. (“Genworth Canada”), our indirect, majority-owned subsidiary, completed the initial public offering of its common shares. As of March 2, 2015, we beneficially owned 57.3% of the common shares of Genworth Canada. The following table sets forth information as of March 2, 2015, regarding the beneficial ownership of the common shares of Genworth Canada by the named executive officers included in the 2014 Summary Compensation Table below and all of our directors and executive officers as a group. As of March 2, 2015, none of our directors beneficially owned any common shares of Genworth Canada. Beneficial ownership is determined in accordance with the rules of the SEC. The executive officers that hold Genworth Canada common shares possess sole voting and investment power with respect to all shares set forth by their name. As of March 2, 2015, there were 93,159,115 common shares of Genworth Canada outstanding and no shares of any other class of voting securities outstanding.

Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage
Thomas J. McInerney	—	—
Martin P. Klein	—	—
Lori M. Evangel	—	—
Kevin D. Schneider	—	—
Daniel J. Sheehan IV	—	—
James R. Boyle	—	—
All directors and executive officers as a group (17 persons)(1)	4,530	*

*	Less than 1%.
(1)	Represents ownership by all current directors and executive officers.

Genworth Mortgage Insurance Australia Limited

In May 2014, Genworth Mortgage Insurance Australia Limited (“Genworth Australia”), our indirect, majority-owned subsidiary, completed the initial public offering of its common shares. As of March 2, 2015, we beneficially owned 66.2% of the common shares of Genworth Australia. The following table sets forth information as of March 2, 2015, regarding the beneficial ownership of the common shares of Genworth Australia by the named executive officers included in the 2014 Summary Compensation Table below and all of our directors and executive officers as a group. As of March 2, 2015, none of our directors beneficially owned any common shares of Genworth Australia. Beneficial ownership is determined in accordance with the rules of the SEC. The executive officers that hold Genworth Australia common shares possess sole voting and investment power with respect to all shares set forth by their name. As of March 2, 2015, there were 650,000,000 common shares of Genworth Australia outstanding and no shares of any other class of voting securities outstanding.

Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage
Thomas J. McInerney	—	—
Martin P. Klein	—	—
Lori M. Evangel	—	—
Kevin D. Schneider	39,064	*
Daniel J. Sheehan IV	—	—
James R. Boyle	—	—
All directors and executive officers as a group (17 persons)(1)	116,920	*

*	Less than 1%.
(1)	Represents ownership by all current directors and executive officers.

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

The Management Development and Compensation Committee of the Board of Directors oversees the compensation programs of Genworth Financial, Inc. on behalf of the Board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussion referred to above, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Genworth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in its proxy statement on Schedule 14A to be filed in connection with the company’s 2015 Annual Meeting of Stockholders, each of which has been or will be filed with the U.S. Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts. This report is provided by the following independent directors, who constitute the committee:

Nancy J. Karch, Chair

Christine B. Mead

James A. Parke

James S. Riepe

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of our compensation programs and policies, including the material compensation decisions made under the programs with respect to the following executive officers, whom we refer to as our “named executive officers” or “NEOs:”

•	Thomas J. McInerney, President and Chief Executive Officer (“CEO”);

•	Martin P. Klein, Executive Vice President and Chief Financial Officer (“CFO”);

•	Lori M. Evangel, Executive Vice President—Chief Risk Officer;

•	Kevin D. Schneider, Executive Vice President—Genworth, with responsibility for our Global Mortgage Insurance Division;

•	Daniel J. Sheehan IV, Executive Vice President—Chief Investment Officer (“CIO”); and

•	James R. Boyle, our former Executive Vice President—Genworth, who previously had responsibility for our U.S. Life Insurance Division, and left the company effective July 29, 2014.

This section includes information regarding 2014 compensation and a discussion of our annual compensation program for our named executive officers, excluding Mr. Boyle who was not an executive officer at the end of the year. We refer to this subset of our named executive officers as our “continuing named executive officers,” or “continuing NEOs.” Information regarding Mr. Boyle’s 2014 compensation is provided separately under the Our Other Compensation and Benefit Programs—Compensation Paid to Mr. Boyle in 2014 section below.

Executive Summary

The following is a summary of performance for our company and operating divisions, together with highlights of key pay-related actions we have taken in 2014 that demonstrate alignment of our compensation programs with company performance.

2014 Company Performance

Our overall financial performance in 2014 was significantly below expectations, and our stock price performance in 2014 was poor. We ended the year without meeting our targeted results for our three top financial metrics: net operating income,1 operating return on equity2 and generation of dividends to the holding company from our operating businesses. These results were driven primarily by significant increases in reserves in the long-term care insurance business of our U.S. Life Insurance Division at the end of the third and fourth quarters of 2014 after adverse claims experienced in the second quarter of 2014. Although we made progress on re-pricing our older blocks of long-term care insurance, a key step toward improving performance, we incurred significant losses in that business.

The operating losses from the U.S. Life Insurance Division were partially offset by the results in our Global Mortgage Insurance Division, where each of our three largest platforms (located in the U.S., Canada and

[1]	“Net operating income (loss)” equals income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and infrequent or unusual non-operating items. For a reconciliation of net operating income (loss) to the company’s net income (loss) (as reported under U.S. generally accepted accounting principles (“GAAP”)), see pages 146-148 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on March 2, 2015.
[2]	“Operating return on equity” equals net operating income (loss) divided by average ending Genworth Financial, Inc.’s stockholders’ equity, excluding accumulated other comprehensive income (loss), for the most recent five quarters. All references in this proxy statement to “operating ROE” refer to operating return on equity.

Australia) met or exceeded their key financial targets. In 2014, we completed the minority IPO of approximately 34% of our Australian mortgage insurance business, which allowed us to reduce our exposure to mortgage insurance risk and enabled more capital flexibility. This transaction also supported our objective of maintaining financial flexibility at the holding company level, where we ended the year with cash and cash equivalents of $335 million above our target of 1.5 times annual debt service, plus a $350 million risk buffer. We did not, however, meet our leverage ratio goal and have experienced reductions in our ratings as a result of the long-term care insurance reserve increases noted above.

Impact of Performance on 2014 Compensation

Our operating performance in 2014, as well as our stock price performance, has had a direct impact on our continuing named executive officer compensation as follows:

•	The company’s operating 2014 performance was significantly below our goals, resulting in no annual incentive paid to our CEO for 2014.

•

Annual incentives for our other continuing named executive officers ranged between 31% and 118% of their respective target amounts, reflecting differentiated performance for their respective areas of responsibility.

•	Outstanding long-term equity held by our continuing named executive officers also declined significantly in value consistent with the decline in our stock price over that same time period.

•

In 2014, we awarded performance stock units (“PSUs”) to our named executive officers that vest based on achievement of performance goals at the end of 2016. Based on company results through the end of 2014, we currently expect that these PSUs will result in no payouts at the end of the third year.

Impact of Performance on CEO Compensation

We aligned the largest portion of our CEO’s initial compensation package with stockholder value through an award of SARs, which only yields value to the extent the stock price appreciates above the base price established on the grant date ($7.90 in the case of Mr. McInerney’s initial grant of SARs). For more information on Mr. McInerney’s initial compensation package, see the Our Other Compensation and Benefits Programs—Compensation Structure for Mr. McInerney upon Appointment as our CEO section below.

The following provides a view of total direct compensation for our CEO, which includes base salary, annual incentive and long-term equity, which are the primary components of pay and incentives focused on by our Compensation Committee. The illustrations compare CEO pay for 2013 and 2014 through three different perspectives: reported pay, which values long-term equity awards based on a grant-date fair value; realizable pay, which reflects the accumulated spread or nominal value of outstanding equity awards as of December 31, 2014 for awards made in the represented year; and realized pay, which shows the value actually realized for any SARs exercised and RSUs vested during the period.

CEO Reported, Realizable and Realized Pay

(1)

Reported Pay represents: (i) base salary paid; (ii) actual annual incentive earned for performance in the period; and (iii) the grant-date fair value of any equity-based awards granted during the period (SARs, RSUs, or target value of PSUs), each as reported in the Summary Compensation Table for the applicable year.

(2)

Realizable Pay represents: (i) base salary paid; (ii) actual annual incentive earned for performance in the period; and (iii) the accumulated spread value of any outstanding in-the-money SARs (calculated by multiplying the number of outstanding SARs by the difference between the closing price on December 31, 2014 and the base price, or exercise price, of the SARs), plus the value of any unvested RSUs (calculated by multiplying the number of RSUs by the closing price on December 31, 2014). Realizable pay for 2014 does not include any outstanding value for the 2014-2016 PSUs as the company does not currently expect those to pay out.

(3)

Realized Pay represents: (i) base salary paid; (ii) actual annual incentive earned for performance in the period; and (iii) the before-tax value of any RSUs vested or SARs exercised during the period, valued at the time of such vesting or exercise.

Additional Key Compensation Developments In 2014

•	We increased the emphasis on long-term financial performance in our annual equity grants through the introduction of performance-contingent PSUs.

•

We approved the 2014 Change of Control Plan, which replaces and consolidates two prior plans, eliminates tax gross-up benefits for all participants, including our continuing named executive officers, and provides for reduced maximum potential payouts relative to the prior plans.

•

We approved the 2015 Key Employee Severance Plan, effective as of January 1, 2015, as the successor plan to the company’s 2012 Key Employee Severance Plan, which expired by its terms as of December 31, 2014. The 2015 Key Employee Severance Plan provides for generally similar or reduced benefits and enhanced restrictive covenant requirements for payment of any benefits.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the 2014 Annual Meeting of Stockholders on May 15, 2014, over 96% of the shares voted were cast in favor of the compensation of the company’s named executive officers, as discussed and disclosed in the 2014 proxy statement. Annual advisory votes to approve named executive officer compensation serve as a tool to help guide the Compensation Committee in evaluating the alignment of the company’s executive compensation programs with the interests of the company and our stockholders. In considering the results of this advisory vote to approve named executive officer compensation, the Compensation Committee concluded that the company’s overall pay practices and the compensation paid to our named executive officers for 2013 relative to the company’s performance enjoyed strong stockholder support, and did not make any significant changes to our compensation program as a result of the vote.

The Board and the Compensation Committee appreciate and value the views of our stockholders. We reach out from time to time to obtain stockholder input on the company’s compensation and governance practices, and have provided stockholders with an opportunity to engage during the proxy solicitation period to address any questions they may have around our programs and any stockholder proposals. Stockholder inputs informed our decision to emphasize SARs in our CEO’s initial compensation package, as well as our decision in 2014 to deliver a portion of our annual equity grants in the form of PSUs, which further align named executive officer compensation with long-term stockholder value through long-term financial objectives.

Governance and Principles Underlying Our Compensation Programs

Our objective in compensating executive officers is to attract, retain and motivate employees of superior ability who are dedicated to the long-term interests of our stockholders. With this objective in mind, the following principles guide our compensation program design and individual compensation decisions. Additionally, we have highlighted below key elements of our compensation programs or policies for named executive officers that illustrate how we support these principles in practice:

Our Guiding Principles	Examples of Programs or Policies That Support Our Principles
Compensation should be primarily performance-based and align executive officer incentives with stockholder interests across multiple timeframes.	• Annual incentives (short-term performance-based awards) • Equity grants include SARs (long-term stock appreciation) and PSUs (vest based on company performance after an extended period of time)

At-risk pay and compensation design should reflect an executive officer’s impact on company performance over time.

•    Annual incentive goals align NEO compensation with performance in their area of responsibility

•    SARs constituted the largest component of our CEO’s initial compensation package when hired in 2013

•    Long-term incentives constitute the largest component of compensation for our named executive officers

Total compensation opportunities should be competitive within the relevant marketplace.	• Our compensation benchmarking approach, as described below • Adjustments approved in 2014 to our change of control and executive severance benefits to remain consistent with market practices

Our incentive compensation should reward financial and operational performance, and allow for qualitative assessment.

•    In determining annual incentives, the Compensation Committee measures performance against specific financial objectives for the person’s area of responsibility, together with a qualitative assessment of operational performance and other results

•    Our PSUs reward achievement of specific longer-term company objectives, while the Compensation Committee reserves the flexibility of negative discretion at payout

Plan designs and incentives should support appropriate risk management practices.

•    Stock ownership guidelines for the CEO (7x salary), Division or Segment Leaders, CFO and CIO (3x), and for Other Executive Vice Presidents and Senior Vice Presidents (2x)

•    50% retention ratio for net after-tax shares received from the vesting or exercise of all equity incentive awards until executive officers’ stock ownership guidelines are met, ensuring significant personal assets are aligned with long-term stockholder interests

•    Exercises of stock options and SARs are settled in stock and are subject to a nine-month net hold requirement

•    Clawback, anti-hedging and anti-pledging policies

Our Decision-Making Process

Role of the Compensation Committee

The Compensation Committee seeks a collaborative relationship with management, and currently uses an independent third-party compensation consultant to provide for a more informed decision-making process and objective perspective in this important governance matter. The Compensation Committee regularly meets in executive session without management present, and retains the final authority to approve all compensation policies, programs and amounts paid to our named executive officers.

Role of Management and Compensation Consultants

Our CEO and Executive Vice President—Human Resources regularly attend meetings of the Compensation Committee to provide analysis, details and recommendations regarding the company’s executive compensation programs and plan design. Our CFO periodically attends Compensation Committee meetings to provide analysis of incentive program alignment with business strategy, or context for understanding financial results when the Compensation Committee evaluates business performance. Our CEO provides the Compensation Committee with performance assessments and compensation recommendations in his role as a manager for individual named executive officers (other than himself). The Compensation Committee, typically in February of each year, then determines and approves annual incentive awards, adjustments to base salary, target annual incentives for the upcoming year and awards of long-term incentives to executive officers. For more information on the compensation decisions made in 2014, see the Our Annual Compensation Program section below.

The Compensation Committee has also retained Steven Hall & Partners, LLC, an independent compensation consultant, to assist in reviewing and analyzing compensation data for our named executive officers. The compensation consultant regularly attends Compensation Committee meetings, and the Compensation Committee occasionally requests special studies, assessments of market trends and education regarding changing laws and regulations from the compensation consultant to assist the Compensation Committee in its decision-making processes. For example, in 2014 the compensation consultant provided the Compensation Committee with competitive benchmarks regarding named executive officer compensation, and an assessment of practices for both change of control and non-change of control termination benefits. The compensation consultant provides the Compensation Committee with advice, but does not determine the amount or form of compensation for our named executive officers.

The Compensation Committee has assessed the independence of the compensation consultant pursuant to SEC rules and concluded that no conflict of interest exists that would prevent the compensation consultant from independently representing the Compensation Committee.

Evaluating Market Competitiveness

We generally evaluate market competitiveness of our programs as an input into the process of designing plans and setting target compensation levels for named executive officers. We review each component of compensation for our named executive officers separately and in the aggregate, and also consider the internal relationships among the named executive officers to help determine appropriate pay levels. With respect to individual named executive officers, we compare the total target compensation opportunities for our named executive officers to target opportunities for similar positions at comparable companies. These benchmarks are a gauge for evaluating market competitiveness, but are not given greater weight than other key factors when making compensation decisions. For example, individual named executive officers may have higher or lower target compensation levels compared to market medians based on level of responsibility, individual experience and skills, performance trends, competitive dynamics, retention needs and internal equity considerations.

The Compensation Committee typically utilizes a combination of publicly available information related to a specific list of peer companies (the “Peer Group”), as well as information available through market compensation surveys to provide a broad perspective of market practice. While no individual company matches our lines of business precisely, the Peer Group is intended to represent, in the aggregate, companies with revenue sources and talent demands similar to the company. With respect to size, we generally look at revenue or total assets as indicators of comparability rather than market capitalization due to the potential for volatility year over year as stock prices change. The companies included in market surveys used by the company are not individually identifiable for a particular executive position (and therefore we are not benchmarking against any particular company within the survey), and also may change from year-to-year based on voluntary participation in the market surveys we use, mergers and divestitures, or changes in corporate structure.

To the extent we make changes to our business portfolio, or as peer companies adjust their own business lines or distribution channels, we will consider adding peers, or removing peers which no longer have revenue sources and talent demands similar to ours. In 2013, after considering advice and recommendations developed by its compensation consultant, the Compensation Committee updated its Peer Group to support our benchmarking principles. The revised peer group was first used when considering 2014 compensation actions. The Peer Group is composed of the following companies:

Aflac, Inc.	Fidelity National Financial	Protective Life Corporation
Aon plc	Lincoln National Corporation	Radian Group
Assurant, Inc.	Marsh & McLennan Companies, Inc.	Reinsurance Group of America, Inc.
The Chubb Corporation	MGIC Investment Corporation	Unum Group
CNO Financial Group, Inc.	Principal Financial Group, Inc.

Our Annual Compensation Program

Our 2014 annual compensation program for named executive officers consists of the following key elements: base salary, annual incentive, and annual long-term equity grants including SARs and PSUs. Below is a summary and assessment of actions taken with respect to our annual compensation program for the continuing named executive officers in 2014.

Base Salary

Base salaries are generally intended to reflect the scope of an executive officer’s responsibilities and level of experience, reward sustained performance over time and be market-competitive. In February 2014, the Compensation Committee undertook its annual review of executive officer base salaries. The Compensation Committee determined that Mr. McInerney’s base salary was competitive within the marketplace at its current level, and decided that it would remain unchanged for 2014. The Compensation Committee approved base salary increases for Mr. Klein, Mr. Schneider and Mr. Sheehan of 4.8%, 8.3%, and 15.3%, respectively, each effective in March 2014. These increases were in recognition of their sustained performance and took into consideration competitive compensation levels for each of their respective roles, as well as internal pay relationships between our named executive officers. For Messrs. Schneider and Sheehan, each of whom was promoted to their current role during 2012, the increases were larger than would otherwise be typical due to continuing progression toward competitive base salary levels for their larger roles. Ms. Evangel’s base salary was established at the time of her hiring and is discussed further under the Our Other Compensation and Benefits Program—Compensation Structure for Ms. Evangel upon Hiring as our Chief Risk Officer section below.

Annual Incentive

In our annual incentive program, we review performance against clear financial objectives, together with a qualitative assessment of operational objectives and other factors or significant accomplishments not necessarily reflected in financial results. Key financial objectives used to evaluate 2014 performance and results are summarized below. Net operating income (loss) and operating ROE represent key top-level measures of financial performance for the year, while generation of dividends to the holding company from our operating businesses is also a key measure of progress toward improving our financial flexibility. Within each segment, we used different types of financial measures to emphasize key performance indicators unique to those businesses in

2014. For example, in our U.S. Life Insurance segment we measured combined adjusted statutory net income (loss) and changes in statutory unassigned surplus (each as defined below), which are key statutory metrics connected to our ability to deliver regular dividends to the holding company in the future, while in our International Protection segment we measured operating expense objectives, reflecting the importance of that metric toward improving performance of that non-core business.

Each named executive officer has an annual incentive target, expressed as a percentage of base salary. Target annual incentive opportunities for our named executive officers ranged from 100% to 200% of base salary, and payout opportunities for 2014 ranged from zero to 200% of their individual target amount. Individual annual incentive targets are reported in the 2014 Grants of Plan-Based Awards Table below.

Performance against the financial objectives for the company are summarized in the table below, and are the primary factors considered by the Compensation Committee when awarding annual incentives to our continuing named executive officers. Actual performance against any particular objective noted below, however, did not result in any pre-determined or formulaic payouts. Instead, the Compensation Committee reviewed overall performance results against the applicable objectives in determining the actual payouts of annual incentives and also considered the performance of each continuing named executive officer in their respective area of responsibility. Non-financial, operating or strategic objectives considered when determining 2014 annual incentive awards to each of our continuing named executive officers are highlighted in the narrative discussion following the table below.

Segment	Key Financial Metrics ($ in millions)	2014 Target	2014 Measured Result	Variance
Total Company(1)(2)	Net operating income (loss)	$635	$(280)	$(915)
	Operating ROE	5.2%	(2.5)%	(770)	bps
	Total dividends paid by operating companies to the holding company	$346	$130	$(216)
U.S. Life Insurance(3)	Net operating income (loss)	$415	$(641)	$(1,056)
	Combined adjusted statutory net income (loss)	$500	$(22)	$(522)
	Statutory unassigned surplus increase (decrease)	$125	$(331)	$(456)
	Dividends to the holding company	$225	$—	$(225)
International Mortgage Insurance(1)(2)(4)	Net operating income – Canada MI	$145	$178	$33
	Operating ROE – Canada MI	9.6%	11.8%	220	bps
	Ordinary dividends paid – Canada MI	CAD$75	CAD$78	CAD$3
	Net operating income – Australia MI	$205	$255	$50
	Operating ROE – Australia MI	12.4%	15.2%	280	bps
	Dividends to the holding company – Australia MI	AUD$34	AUD$37	AUD$3
	Net operating loss – Europe MI	$(29)	$(20)	$9
	Infusion from holding company to Europe MI	£3-10	£—	achieved
U.S. Mortgage Insurance(5)	Net operating income	$90	$125	$35
	Operating ROE	5.7%	8.3%	260	bps
International Protection(6)(7)(8)	Pre-tax operating income	$12	$11	$(1)
	Operating expenses	$152	$149	$(3)
	Dividends to the holding company	£7	£10	£3
Investments(9)	Net investment income	$3,131	$3,179	$48

(1)

2014 measured results for total company and the International Mortgage Insurance segment reflect amounts available to Genworth’s common stockholders for our Canadian mortgage insurance business but reflect 100% of ownership of our Australian mortgage insurance business for 2014 in order to best measure performance of that business excluding the impact of its IPO in May 2014 of 33.8% of that business. Net operating income attributable to noncontrolling interests of our Australian mortgage insurance business was $55 million in 2014. 2014 measured results for total company also excluded the impact of $34 million in connection with a settlement agreement with Bank of America, N.A. and the resolution of a second matter involving a dispute with another servicer over loss mitigation activities.
(2)

2014 measured results for net operating income and operating ROE were translated at planned foreign exchange rates. The impact increased net operating income by $10 million in our International Mortgage Insurance segment ($8 million in Canada and $2 million in Europe) and increased net operating income by $2 million in our International Protection segment.

(3)

Combined adjusted statutory net income (loss) is defined as the combined statutory net income (loss) of our U.S. life insurance subsidiaries and one of our Bermuda domiciled reinsurance subsidiaries adjusted for dividends paid within the combined group, hedge gains on our variable annuity products, changes in Actuarial Guideline 43 (VACARVM) reserves, and changes in the insurance balance recoverable asset of our Bermuda domiciled reinsurance subsidiary. Statutory unassigned surplus increase (decrease) measures changes in the excess of undistributed and unappropriated assets over liabilities and capital for our U.S. life insurance subsidiaries. 2014 measured results for both of these metrics are estimated results due to the timing of their review by the Compensation Committee.

(4)

2014 ordinary dividends paid by our Canadian mortgage insurance business represent the amount of dividends paid to the holding company as well as our U.S. mortgage insurance subsidiaries which own 16.7% of that business, and do not include special dividends or proceeds related to share repurchases by our Canadian mortgage insurance business completed during 2014.

(5)

2014 measured results for the U.S. Mortgage Insurance segment’s net operating income and operating ROE excluded the impact of $34 million in connection with a settlement agreement with Bank of America, N.A. and the resolution of a second matter involving a dispute with another servicer over loss mitigation activities.

(6)	2014 measured results for the International Protection segment’s pre-tax operating income were translated at planned foreign exchange rates which increased pre-tax operating income by $2 million.
(7)

2014 measured results for the International Protection segment’s operating expenses exclude: commissions, net of deferrals, of $232 million; profit share expenses of $116 million; and corporate overhead allocation of $16 million. Operating expenses include amortization of software ($8 million) and deferred acquisition costs ($4 million), deposit accounting adjustments of $34 million and claims processing expenses of $11 million. Operating expenses were translated at planned foreign exchange rates which decreased operating expenses by $6 million.

(8)

2014 dividends to the holding company for the International Protection segment represent the amount of dividends the International Protection segment could have paid based on financial results in 2014.

(9)

2014 measured results for net investment income have been adjusted to exclude the impact of reinsurance arrangements accounted for under the deposit method of $68 million and were adjusted to be translated at planned foreign exchange rates, which increased net investment income by $5 million.

A discussion of the relevant financial metrics and performance as they relate to annual incentives awarded to continuing named executive officers follows. Amounts paid for 2014 are reported under the “Non-Equity Incentive Plan Compensation—Annual Incentive” column of the 2014 Summary Compensation Table.

Mr. McInerney

Mr. McInerney received no annual incentive award for 2014 performance because the total company financial objectives were not achieved and the stock price performance was poor. The Compensation Committee did note that Mr. McInerney and the company achieved significant strategic accomplishments during the year, including a successful IPO of our Australian mortgage insurance business and improved financial results in our Global Mortgage Insurance Division, which exceeded our goals for 2014.

Mr. Klein

For Mr. Klein, the Compensation Committee approved an annual incentive award of $250,000, or approximately 31% of his targeted amount, for 2014. Mr. Klein’s annual incentive award was significantly below his targeted amount, reflecting that overall company financial performance was significantly below targeted amounts. Mr. Klein’s award also reflects his responsibility for our non-core business units, including our International Protection segment which exceeded its goals for reducing operating expenses and generating dividends to the holding company.

Ms. Evangel

For Ms. Evangel, who joined the company on January 6, 2014, the Compensation Committee approved an annual incentive award of $240,000, or approximately 51% of her targeted amount, for 2014. Ms. Evangel’s annual incentive award was below her targeted amount, reflecting that overall company financial performance was significantly below targeted amounts. Separately, consideration was given to Ms. Evangel’s role in leading improvements in the risk management function, including organizational shifts, bringing in new talent, and adjustments to global risk management processes for improved efficiency and governance.

Mr. Schneider

For Mr. Schneider, the Compensation Committee approved an annual incentive award of $1,150,000, or approximately 118% of his targeted amount, for 2014. Mr. Schneider’s annual incentive award was above his targeted amount, reflecting his role in leading our Global Mortgage Insurance Division, which exceeded all of its financial targets in our U.S., Canadian and Australian mortgage insurance businesses. Mr. Schneider played a key role in the successful IPO of our Australian mortgage insurance business in 2014, the proceeds from which have helped improve the company’s financial flexibility. Additionally, in our U.S. Mortgage Insurance segment, Mr. Schneider contributed to commercial improvements in market share and continued improvements in net operating income and operating ROE.

Mr. Sheehan

For Mr. Sheehan, the Compensation Committee approved an annual incentive award of $950,000, or approximately 106% of his targeted amount, for 2014. Mr. Sheehan’s annual incentive award reflects his leadership of our investments function as our Chief Investment Officer. Under his leadership, we exceeded our target net investment income goal as noted above while managing expenses below estimated levels, and significantly lowering impairments and trading losses for the year.

Annual Long-Term Equity Grants

We believe that the largest component of our compensation programs should be in the form of longer-term incentives, including annual equity grants in February of each year. The Compensation Committee determines an approximate compensation value for annual equity grants for the CEO after receiving inputs from the Board and the Compensation Committee’s compensation consultant, and for each other named executive officer based on the recommendations of our CEO. Additional considerations for award values include competitive pay levels, alignment of total pay at risk with the individual’s ability to impact long-term company performance, the named executive officer’s sustained performance over time, and long-term succession and retention needs.

From 2009 through 2013, our named executive officers were awarded annual equity grants in the form of SARs only, due to the company’s low stock price relative to the book value per share of the company. SARs, which are settled in shares of common stock after a four-year vesting period and deliver value only to the extent the company’s stock price increases following the grant, provide strong incentives to our executive officers for maintaining and building long-term stockholder value.

For 2014, we included PSUs as approximately 40% of the value of our annual equity grants to named executive officers to further reward underlying stockholder value creation over a multi-year period, with the remaining portion continuing to be in the form of SARs. PSUs awarded in 2014 will only vest if performance goals for operating ROE and book value per share (excluding accumulated other comprehensive income) are met in 2016, further bolstering our performance-based compensation approach.

Due to the approach used for initial equity awards upon the hiring of our CEO, which included awards of SARs and RSUs intended to provide incentive and retention value for a three-year period, Mr. McInerney did not receive an award of SARs in 2014. However the Compensation Committee determined to grant Mr. McInerney an award of 2014-2016 PSUs, providing a long-term performance incentive for our CEO that is consistent with what we established for our other named executive officers. Annual equity grants made to each of our continuing named executive officers in 2014 were awarded in the following amounts:

	Approximate Compensation Value(1)	# of SARs Awarded	# of 2014-2016 PSUs Awarded (At Target Levels Of Performance)
Mr. McInerney	$1,200,000	—	75,000
Mr. Klein	$1,300,000	130,000	34,000
Ms. Evangel	$635,000	64,000	16,000
Mr. Schneider	$1,500,000	150,000	39,000
Mr. Sheehan	$1,000,000	100,000	26,000

(1)	Due to differences in how the grant-date fair value of awards is reflected for accounting purposes, these amounts will differ from the amounts reflected in the 2014 Summary Compensation Table.

For 2015, we also introduced RSUs into the mix of equity incentive awards that were granted to our continuing named executive officers (other than our CEO). We believe that RSUs, which vest over time based on continued future service with the company, provide important retention value to our key employees who are critical to our goal of rebuilding stockholder value. Taken together, we believe our annual equity grants align named executive officer compensation with long-term stockholder interests, and provide retention and incentive value through a combination of stock price appreciation and achievement of long-term company performance objectives.

Additional Information Regarding Awards of SARs and/or Stock Options

Awards of SARs made as part of the annual equity grant in February 2014 vest 25% per year, beginning on the first anniversary of the grant date. Awards of SARs are generally forfeited upon termination of employment with the company prior to vesting, except for limited instances described in the Executive Compensation—Potential Payments upon Termination or Change of Control section below. Net after-tax shares acquired by executive officers through the grant or exercise of all company equity incentive awards are subject to a 50% retention ratio until stock ownership guidelines are met. Additionally, shares acquired through the exercise of stock options (if outstanding from prior grant practices) or SARs are further subject to the company’s nine-month net hold policy (see the Other Key Compensation and Governance Policies—Executive Officer Stock Ownership Guidelines, Retention Ratio and Net Hold Policy section below).

Beginning with our 2011 annual equity grant, all company grants of SARs have been in the form of Capped SARs, which include a limit on the maximum value per share upon exercise, in order to reduce accounting expense through a reduced grant date fair value. The Capped SAR awards made in 2011 through 2014 have a maximum share value of $75.00, which allows us to realize significant expense savings without materially diminishing the incentive and reward for long-term stock price appreciation. If the maximum stock price is reached, then any portion of the Capped SARs that is vested will automatically be exercised and settled in stock, and any unvested portion of the award will remain unvested until such date that it was originally scheduled to vest. If the stock price remains above the maximum share value at such time, then the previously unvested portion of the award will automatically be exercised on the scheduled vesting date.

Additional Information Regarding 2014-2016 Performance Stock Units

Our 2014-2016 PSUs vest according to company performance relative to achievement of threshold, target and maximum goals established for annual operating ROE and book value per basic share (excluding other comprehensive income (loss)) as measured in a performance period occurring during 2016. The target number of PSUs noted above is fixed for each participant at the time of grant, and following the performance period any unvested PSUs will be forfeited. The metrics are independently weighted (50% each) such that performance below the threshold goals established for both metrics will result in no payouts, and each participant could earn up to 200% of his or her target amount for performance that meets or exceeds both of the maximum goals established. The Compensation Committee reserves the ability to use negative discretion upon payout of the PSUs.

Following the results of 2014, and in particular developments in the company’s U.S. Life Insurance Division in the second half of 2014, it will be unlikely for the company to achieve target performance for either of the metrics noted below by the end of 2016, and it is probable that results would also be below threshold performance goals for both metrics by the end of 2016, in which case there would be no payout.

2014-2016 Performance Stock Unit Metrics and Goals

Metric	Weight (% of Target)	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Operating ROE(1)	50%	6.75%	8.0%	9.5%
Book Value Per Basic Share (ex AOCI)(2)	50%	$26.50	$27.50	$28.50

(1)	Operating ROE for the prior 12 months ending December 31, 2016.
(2)

Book Value Per Basic Share equals Genworth Financial, Inc.’s stockholders’ equity excluding accumulated other comprehensive income (loss), divided by Genworth common shares outstanding at the end of the period.

Our Other Compensation and Benefits Programs

2012-2014 Special Incentive and Retention Program

In October 2012, the Compensation Committee approved an incentive and retention program for our named executive officers at that time following the conclusion of a strategic review of the company’s business portfolio. The implementation of this program coincided with an announcement at that time of developments to our strategy to rebuild stockholder value, and occurred during a critical leadership transition period. The program consisted of: (1) stock-based awards in the form of SARs (“Retention SARs”) in the following amounts: Messrs. Klein and Schneider, each 200,000, and Mr. Sheehan, 120,000; and cash retention incentive awards (the “Cash Retention Incentives”), in the following amounts: Messrs. Klein and Schneider, each $1,000,000, and Mr. Sheehan, $600,000; and (2) the 2012 Key Employee Severance Plan (the “2012 Severance Plan”), which was intended to promote retention by providing income security in the event a participant’s employment was terminated under certain circumstances prior to December 31, 2014. Mr. McInerney and Ms. Evangel were not employed by the company at that time and therefore did not participate in this program. The Retention SARs vested and became exercisable, and the Cash Retention Incentives vested and were paid to the participating named executive officers, in each case based on the executives’ continuing employment with the company through December 31, 2014. The Cash Retention Incentives are reported in the 2014 Summary Compensation Table in the “Bonus” column.

Severance Benefits—Involuntary Termination without a Change of Control

The company adopted the 2012 Severance Plan to promote the retention of a selected group of key employees, including the company’s continuing named executive officers, by providing severance benefits in the event their employment is involuntarily terminated under certain circumstances. We adopted the 2012 Severance Plan to promote retention and continuity of our executive officers during a period of transition to a new CEO, and to protect them from events outside their control during this turnaround period for the company. In order to receive benefits under the 2012 Severance Plan, an executive had to provide to the company a general release of claims and agree to certain restrictive covenants, including restrictions on the use of confidential information and restrictions on the solicitation of customers and employees for 24 months following a termination of employment for any reason.

For eligible NEOs whose employment was terminated without “cause” or by the executive for “good reason” (as such terms are defined in the plan), the 2012 Severance Plan provided for a lump sum cash severance payment, payable within 60 days of the date of termination, equal to two times the executive’s base salary plus annual target bonus. The executive would also receive a pro rata annual bonus and a lump sum cash payment equal to the cost of providing 12 months of continued health coverage. Stock options, SARs, RSUs and other stock awards held by the named executive officer would be forfeited, except with respect to the next regularly scheduled vesting tranche, which would become vested. Any vested and unexercised stock options and SARs would remain outstanding until the earlier of one year from termination, or the award’s regular termination date. The executive would also become fully vested in any funded or unfunded nonqualified pension or deferred compensation plans in which he or she participates.

The 2012 Severance Plan expired by its terms on December 31, 2014. Prior to such expiration, the Compensation Committee approved the 2015 Key Employee Severance Plan (the “2015 Severance Plan”), which became effective as of January 1, 2015, in order to continue to promote the retention and continuity of key employees by offering termination benefits that are competitive within the market in which the company competes for executive talent, while providing key protections to the company. Payments and benefits payable to the continuing named executive officers under the 2015 Severance Plan are generally similar to or less than payments and benefits payable under the 2012 Severance Plan, primarily due to the designation of certain continuing named executive officers to a lower benefit tier level. In addition, restrictive covenant provisions applicable to continuing named executive officers receiving payments under the 2015 Severance Plan have been strengthened, including the addition of a 12-month non-compete provision.

The 2015 Severance Plan provides that upon a termination of employment without “cause” or by the executive for “good reason,” the continuing named executive officers will be entitled to a lump sum cash severance payment, payable within 60 days of the date of termination, equal to two times (in the case of Mr. McInerney) or one times (in the case of Messrs. Klein, Schneider and Sheehan, and Ms. Evangel) the executive’s base salary plus annual target bonus, plus a pro rata annual bonus and a lump sum cash payment equal to the cost of providing 12 months of continued health coverage. The 2015 Severance Plan provides for the same accelerated vesting of time-based stock awards for our continuing named executive officers as was provided under the 2012 Severance Plan. With respect to performance-based stock awards, the 2015 Severance Plan also provides that performance-based stock awards that have been held by a participant for at least 12 months as of his or her termination date will remain outstanding and will be earned based on actual performance through the end of the performance period, prorated to the nearest half-month to reflect the portion of the performance period that had elapsed prior to the qualified termination, and payable on the regular payment date for such awards. The 2015 Severance Plan provides for vesting under our nonqualified pension or deferred compensation plans if the continuing named executive officer has five years of service with the company at the time of termination. In order to receive benefits under the 2015 Severance Plan, an executive must provide to the company a general release of claims and agree to certain restrictive covenants, including restrictions on the use of confidential information and restrictions on competition (for 12 months), customer solicitation (for 24 months) and employee recruitment (for 24 months).

The potential payments and benefits upon a termination of employment without “cause” or by the executive for “good reason” for each of our continuing named executive officers are described more fully in the Executive Compensation—Potential Payments upon Termination or Change of Control section below.

Severance Benefits—Involuntary Termination Following a Change of Control

We previously adopted the Genworth Financial, Inc. 2005 Change of Control Plan (the “2005 Change of Control Plan”) and the Genworth Financial, Inc. 2011 Change of Control Plan (the “2011 Change of Control Plan,” and together with the 2005 Change of Control Plan, the “Existing Change of Control Plans”). The Existing Change of Control Plans provide severance benefits to a select group of key executives, including our continuing named executive officers, in the event that the executive’s employment is terminated without “cause” or by the executive for “good reason” within two years following a change of control of the company (each a “Qualified Termination”). If an executive becomes eligible to receive benefits under an Existing Change of Control Plan, he or she will not be eligible to receive benefits under either the 2012 Severance Plan or 2015 Severance Plan.

The Existing Change of Control Plans are intended to keep participating key leaders “neutral” to the possibility of corporate transactions in the best interests of stockholders by removing the fear of job loss and other distractions that may result from potential, rumored or actual changes of control of the company. All benefits under the Existing Change of Control Plans are “double-trigger” benefits, meaning that no compensation will be paid to participants solely upon the occurrence of a change of control so as to not create an unintended incentive. We believe that this structure is appropriate for employees whose jobs are in fact terminated in such a transaction, without providing a windfall to those who continue employment following the transaction.

The Compensation Committee annually reviews the provisions and participants of the Existing Change of Control Plans to monitor competitiveness and appropriate levels of benefits to meet the plan objectives. In 2011, we closed the 2005 Change of Control Plan to new participants and adopted the 2011 Change of Control Plan. The 2011 Change of Control Plan provides similar “double-trigger” change of control benefits to participants as the 2005 Change of Control Plan, except that the 2011 Change of Control Plan does not provide any excise tax gross-up provisions for participants, including Messrs. McInerney, Klein and Sheehan and Ms. Evangel, who were hired or added in 2011 or later.

As part of its most recent annual review, the Compensation Committee adopted a new 2014 Change of Control Plan (the “2014 Change of Control Plan”) in order to replace and consolidate the Existing Change of Control Plans. The 2014 Change of Control Plan completely eliminates excise tax gross-up payments for all participants, and provides for reduced payments and benefits to the continuing named executive officers as compared to those under the Prior Change of Control Plans. Restrictive covenant provisions applicable to continuing named executive officers receiving payments under the 2014 Change of Control Plan have also been strengthened relative to the Prior Change of Control Plans. The 2014 Change of Control Plan was adopted by the Compensation Committee on December 17, 2014. However, pursuant to the terms of the Existing Change of Control Plans, no amendment or termination of the plans that would have the effect of reducing any severance payments or benefits will be effective within 180 days of a change of control. Accordingly, in the event of a change of control of the company occurring on or before June 15, 2015, the continuing named executive officers would remain eligible for severance payments and benefits under the Existing Change of Control Plans, and would not be eligible for severance payments and benefits under the 2014 Change of Control Plan.

Under the 2014 Change of Control Plan, upon a Qualifying Termination, the continuing named executive officers will be entitled to a lump sum cash severance payment, payable within 60 days of the date of termination, equal to 2.5 times (in the case of Mr. McInerney) or two times (in the case of Messrs. Klein, Schneider and Sheehan, and Ms. Evangel) the executive’s base salary plus annual target bonus. The executive will also receive a pro rata annual bonus and a lump sum cash payment equal to the cost of providing 12 months of continued health coverage. Stock options, SARs, RSUs and other stock awards with time-based vesting restrictions held by the continuing named executive officer will become fully vested, and any vested and unexercised stock options and SARs will remain exercisable until the award’s regular termination date. Performance-based equity awards held by the continuing named executive officer will become vested and be deemed earned based on actual pro rata performance as of the date of the continuing named executive officer’s Qualified Termination, to the extent such performance can be reasonably established, or otherwise based on an assumed achievement of all relevant performance goals at “target,” prorated to the nearest half-month to reflect the portion of the performance period that had elapsed prior to the Qualified Termination, and payable within 60 days following termination. The executive will also become fully vested in any funded or unfunded nonqualified pension or deferred compensation plans in which he participates

The potential payments and benefits upon a Qualified Termination for each of our continuing named executive officers are described more fully in the Executive Compensation—Potential Payments upon Termination or Change of Control section below.

Retirement Benefits

Retirement benefits also fulfill an important role within our overall executive compensation programs because they provide a competitive financial security component that supports attraction and retention of talent. We maintain the Genworth Financial, Inc. Retirement and Savings Plan (the “Retirement and Savings Plan”), a tax-qualified, defined contribution plan in which our U.S. employees, including our named executive officers, are eligible to participate. The Retirement and Savings Plan has two features: the “401(k) Savings Feature,” in which participants can defer savings on a pre-tax basis and receive company matching contributions, subject to certain IRS limits; and a “Retirement Feature,” which includes only company contributions made annually based on a schedule of completed years of service and age. In addition, we offer the following non-qualified retirement and deferred compensation plans that are available to certain of our named executive officers:

•	Genworth Financial, Inc. Supplemental Executive Retirement Plan (the “SERP”), which is a defined benefit plan that was closed to new participants after December 31, 2009;

•	Genworth Financial, Inc. Retirement and Savings Restoration Plan (the “Restoration Plan”), which is a defined contribution plan; and

•	Genworth Financial, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”).

We closed participation in our defined benefit SERP to any new participants beginning in 2010, and reduced the rate of benefit accruals under the SERP for any continuing participants beginning in 2011. The Restoration Plan provides all participants with an annual contribution equal to any company matching contribution that would have been made for eligible pay that exceeded the IRS limits pursuant to the “401(k) Savings Feature” of the Retirement and Savings Plan. The Restoration Plan also provides those participants who do not participate in the SERP (including Messrs. McInerney and Klein, and Ms. Evangel) with an annual contribution equal to any company matching contribution that would have been made for eligible pay that exceeded the IRS limits pursuant to the “Retirement Feature” of the Retirement and Savings Plan, in addition to a supplemental 3% of all eligible pay, whether or not that pay exceeded the IRS limits. Our SERP and Restoration Plan each vest upon reaching certain service and/or age requirements. The Deferred Compensation Plan allows participants to defer receipt of a portion of their base salary and/or annual incentive in order to save and accumulate additional funds on a before-tax basis. Participants are immediately vested in their own contributions. Each of the above non-qualified retirement plans is described in more detail in the Pension Benefits and Non-Qualified Deferred Compensation sections below.

Other Benefits and Perquisites

We regularly review the benefits and perquisites provided to our named executive officers to ensure that our programs align with our overall principles of providing competitive compensation and benefits that maximize the interests of our stockholders. We provide executive officers with an individually-owned universal life insurance policy (the “Leadership Life Program”) available to all of our U.S.-based executives, an enhanced company-owned life insurance program (the “Executive Life Program”) and a limited number of perquisites intended to keep executive officers healthy and focused on company business with minimal distraction. The perquisites provided to named executive officers are the opportunity to receive financial planning services and annual physical examinations.

We also provide certain benefits in the event of death, total disability or sale of a business unit to a successor employer. Any amounts payable to continuing named executive officers in those limited circumstances are described in more detail in the Executive Compensation—Potential Payments upon Termination or Change of Control section below.

Compensation Structure for Mr. McInerney upon Appointment as our CEO

Mr. McInerney was appointed as our CEO effective as of January 1, 2013. The Compensation Committee considered the competitiveness of the total compensation structure for Mr. McInerney, and sought to align his interests with rebuilding long-term stockholder value. As such, Mr. McInerney received an annual base salary of

$1,000,000 and has the ability to earn an annual performance-based cash incentive award at a target of 200% of his base salary. Further, Mr. McInerney was granted 1,200,000 SARs and 100,000 RSUs at the time he commenced employment with the company. The initial awards of SARs and RSUs were intended to provide incentive and retention value for a three-year period. The SARs vest 100% on the third anniversary of the grant date, with an opportunity for accelerated vesting on or after the one-year anniversary of the grant date, based on the closing price of the company’s Class A Common Stock exceeding certain specified amounts ($12.00, $16.00 and $20.00, respectively) for 45 consecutive trading days. As such, the first two-thirds of Mr. McInerney’s SARs have vested and become exercisable, based on the company’s stock price exceeding $12.00 and $16.00 for the requisite time periods. The RSUs vest in one-third tranches on each of the first three anniversaries of the grant date.

Compensation Structure for Ms. Evangel upon Hiring as our Chief Risk Officer

At the time of Ms. Evangel’s hiring to be our Chief Risk Officer on January 6, 2014, we awarded her 18,500 SARs, 6,500 RSUs, and agreed to pay her a one-time cash payment of $750,000. The awards of SARs, RSUs and the cash payment were approved in consideration of compensation Ms. Evangel would forfeit from her previous employer upon joining our company. These awards and payment were deemed necessary to attract exceptional talent to fill the Chief Risk Officer position. The details of these payments and awards are provided in footnotes to the 2014 Summary Compensation Table.

Compensation Paid to Mr. Boyle in 2014

Mr. Boyle was appointed as our Executive Vice President with responsibility for our U.S. Life Insurance Division, effective January 31, 2014. Mr. Boyle’s base salary and target annual incentive opportunity was constructed to be consistent with that of our prior and current Division leaders: an annualized base salary of $650,000, and a target annual incentive of 150% of his annual base salary (or $975,000 for 2014). Separately, Mr. Boyle was awarded 450,000 SARs and 45,000 RSUs effective at the time of his hire, which were intended to provide long-term incentive and retention value for a three-year period. He was also awarded 39,000 PSUs (at target performance levels) at the time of our regular 2014 annual equity grant to named executive officers in February 2014, which occurred after the time of his hire.

Mr. Boyle resigned from the company effective July 29, 2014. At the time of his resignation, Mr. Boyle forfeited his 2014 annual incentive award opportunity, all of the awards of SARs, RSUs and PSUs made to him in 2014, and any company contributions made pursuant to our retirement benefit plans. As a result, these equity awards and the company contributions made to him under our retirement benefit plans, which are included as a part of his compensation under the 2014 Summary Compensation Table, did not yield any value as a result of their forfeiture. The table below is intended to help illustrate the impact of these forfeited components of Mr. Boyle’s reported 2014 total compensation on the compensation he actually realized from the company for 2014.

2014 Total Compensation for Mr. Boyle, Adjusted For Forfeitures

Compensation Element	Amount ($)
Total compensation, as reported in the 2014 Summary Compensation Table	3,629,924
Reported value of forfeited stock awards (RSUs and PSUs) granted Mr. Boyle in 2014	(1,237,470)
Reported value of forfeited option awards (SARs) granted to Mr. Boyle in 2014	(1,345,500)
Reported value of forfeited retirement plan matching contributions made to Mr. Boyle in 2014	(12,460)

Total compensation, as adjusted for forfeitures	1,034,494

In connection with Mr. Boyle’s resignation, the company entered into a separation and release agreement (the “Separation Agreement”) with him. The Separation Agreement includes a release by Mr. Boyle of claims against the company and its affiliates, and required Mr. Boyle to comply with certain restrictive covenants, including a covenant not to solicit the company’s employees for a two-year period following the Separation Date, and a covenant not to disparage the company. In consideration of the release of claims and Mr. Boyle’s agreement to comply with the restrictive covenants, the company paid Mr. Boyle a one-time lump sum separation payment of $700,000 within 60 days of his resignation. The company provided Mr. Boyle with certain payments for the cost of maintaining healthcare benefits through December 31, 2014, in the event he did not become eligible for benefits with a subsequent employer during that period.

Other Key Compensation and Governance Policies

In addition to our compensation programs described above, the company maintains the following policies and practices intended to strengthen the overall long-term stockholder alignment and governance of our compensation programs.

Executive Officer Stock Ownership Guidelines, Retention Ratio and Net Hold Policy

The company maintains stock ownership guidelines for the amount of common stock that must be held by the company’s executive officers. The stock ownership guidelines, which were most recently updated effective March 15, 2014, specify the value of company stock, as a multiple of the executive officer’s base salary, which must be held by each executive officer.

Position	Multiple
CEO	7x Salary
Division or Segment Leaders, CFO, CIO	3x Salary
Other Executive Vice Presidents and Senior Vice Presidents	2x Salary

The ownership multiple is used to calculate a target number of shares for each designated executive officer as of January 1 of each year (or, in the case of a newly-designated executive officer, as of the date such executive officer first becomes subject to the ownership guidelines). The target number of shares is individually determined by multiplying the executive officer’s then-current annual base salary by the applicable multiple, and dividing the result by the average closing price of the company’s common stock during the 60 trading days immediately preceding the measurement date.

Compliance with the stock ownership requirements is also measured as of January 1 of each year. In the event that an executive officer has not reached the required level of stock ownership as of any measurement date, the executive officer will be subject to a 50% retention ratio that requires the executive officer to retain (and not sell or transfer) at least 50% of the after-tax “profit” shares resulting from the grant or exercise of all company equity incentive awards until the next measurement date.

In order to meet this stock ownership requirement, an executive officer may count (i) all shares of common stock owned by the executive officer, including common stock held in the company’s 401(k) plan, (ii) any outstanding RSUs, but excluding any unvested RSUs that vest based on achievement of performance goals (such as PSUs), and (iii) a number of shares representing the aggregate “spread value” of vested and in-the-money stock options and SARs (with such number being calculated as of January 1 of each year on a pre-tax basis, based on the 60 trading day average closing price of the company’s common stock on such date).

The following table shows the number of shares of common stock that are considered to be held and the applicable stock ownership guideline for each of the continuing named executive officers as of January 1, 2015:

Named Executive Officer	Number of Shares Deemed Held Under Guidelines (#)	Stock Ownership Guideline (#)	Stock Held as a % of Guidelines
Mr. McInerney	286,202	678,448	42%
Mr. Klein	242,554	188,996	>100%
Ms. Evangel	6,500	92,075	7%
Mr. Schneider	240,017	188,996	>100%
Mr. Sheehan	129,053	174,458	74%

Additionally, in order to minimize any possible appearance of an incentive for executive officers to seek to cause short-term increases in the price of Genworth shares in order to exercise stock options or SARs and sell the stock for unwarranted personal gains, the Compensation Committee requires executive officers to hold for at least nine months the shares of Genworth stock that they receive by exercising stock options or SARs (net of any shares applied for a cashless exercise or to pay applicable taxes). This requirement applies to all of our continuing named executive officers.

Anti-Hedging and Anti-Pledging Policies

The company maintains anti-hedging and anti-pledging policies covering executive officers and prohibiting certain transactions in Genworth securities. For more information on these policies, see the Board of Directors and Committees—Anti-Hedging and Anti-Pledging Policies for Directors and Executive Officers section above.

Clawback Policy

The company maintains a clawback policy under which the company will seek to recover, at the discretion and direction of the Compensation Committee, and after it has considered the costs and benefits of doing so, incentive compensation earned by, awarded or paid to a covered officer for performance periods beginning after January 1, 2011, if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment (other than a restatement or adjustment due to a change in applicable accounting principles, rules or interpretations). In addition, if a covered officer engaged in fraud or intentional misconduct that contributed to award or payment of incentive compensation to him or her that is greater than would have been paid or awarded in the absence of the misconduct, the company may take other remedial and recovery actions, as determined by the Compensation Committee.

Tax and Accounting Considerations

We consider accounting and tax implications when designing our executive compensation and incentive programs. For example, it is our intent to maximize the deductibility of executive compensation while retaining flexibility to compensate executive officers in a manner commensurate with performance and the competitive landscape for executive talent. In particular, 2014 annual cash incentives for our named executive officers were granted pursuant to the 2012 Genworth Financial, Inc. Omnibus Incentive Plan. Using an “umbrella approach,” we annually establish objective performance goals solely for the purpose of ensuring that such awards qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”), and therefore will be fully deductible by the company. These performance goals are used to establish maximum possible annual incentives payable to each of the named executive officers, which we refer to as the “Section 162(m) maximum awards.” Separately, the Compensation Committee employs negative discretion to reduce the Section 162(m) maximum awards, as it deems appropriate, based on the Compensation Committee’s evaluation of corporate, operational and individual performance. Other than base salaries or the grant of RSUs made to newly hired executives, we have structured the main elements of our 2014 regular annual compensation programs for named executive officers, including annual incentives and annual long-term equity grants, to each qualify as performance-based compensation that is fully deductible by the company.

As an example of our consideration of accounting impact, we noted that the Black-Scholes expense for stock options and SARs for the company has been significantly impacted by the company’s historical stock price volatility, resulting in significantly higher than normal expenses for such awards. This led us to make grants of Capped SARs beginning in 2011, in lieu of traditional non-qualified stock options or SARs, in order to achieve reduced compensation expense.

EXECUTIVE COMPENSATION

The following table provides information relating to compensation earned by or paid to our named executive officers in all capacities.

2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(7)		Option Awards ($)(11)		Non-equity Incentive Plan Compensation ($)(12)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(13)	All Other Compensation ($)(14)	Total ($)
Thomas J. McInerney President and Chief Executive Officer	2014 2013	996,803 973,799		— —		1,142,250 790,000	(8)	— 7,056,600	(8)	— 3,000,000	— —	557,312 165,665	2,696,365 11,986,064
Martin P. Klein Executive Vice President and Chief Financial Officer(1)	2014 2013 2012	642,171 608,443 724,344	(3)	1,000,000 200,000 200,000	(4) (5) (5)	517,820 — 513,000		397,800 531,050 1,016,910		250,000 1,150,000 800,000	— — —	267,587 208,631 165,221	3,075,378 2,698,124 3,419,475
Lori M. Evangel Executive Vice President—Chief Risk Officer	2014	455,271		750,000	(6)	336,630	(9)	251,155	(9)	240,000	—	87,307	2,120,363
Kevin D. Schneider Executive Vice President— Genworth	2014 2013 2012	636,520 586,580 525,238		1,000,000 — —	(4)	593,970 — —		459,000 531,050 956,040		1,150,000 1,125,000 615,000	747,176 291,796 301,330	153,202 117,385 98,600	4,739,868 2,651,811 2,496,208
Daniel J. Sheehan IV Executive Vice President—Chief Investment Officer	2014 2013	582,746 514,503		600,000 —	(4)	395,980 —		306,000 333,450		950,000 975,000	587,647 150,464	116,005 69,743	3,538,378 2,043,160
James R. Boyle Former Executive Vice President— Genworth(2)	2014	326,454		—		1,237,470	(10)	1,345,500	(10)	—	—	720,500	3,629,924

(1)

Mr. Klein joined the company in April 2011. From May 1, 2012 through December 31, 2012, Mr. Klein served as Acting President and Acting Chief Executive Officer, while continuing to serve as the Senior Vice President—Chief Financial Officer. Mr. Klein was named Executive Vice President and Chief Financial Officer effective February 25, 2013.

(2)

Mr. Boyle joined the company in January 2014. In connection with the commencement of his employment, Mr. Boyle received 450,000 SARs and 45,000 RSUs on the first business day of the month following his date of hire. Mr. Boyle also received a target award of 39,000 PSUs as part of our regular 2014 annual equity grants. Mr. Boyle resigned as Executive Vice President—Genworth, and his employment with the company ended on July 29, 2014. As a result, all of the equity awards granted to Mr. Boyle, which are reflected in the “Stock Awards” and “Option Awards” columns, were forfeited, and he received no value from these awards. In addition to forfeitures of these equity awards, Mr. Boyle forfeited company contributions to retirement plans reported in the “All Other Compensation” column. These forfeitures together resulted in compensation to Mr. Boyle, as adjusted, of $1,034,494. See the Compensation Discussion and Analysis—Our Other Compensation and Benefits Programs—Compensation Paid to Mr. Boyle in 2014 section above for more information.

(3)	Amount includes $20,000 per month for each of the eight months Mr. Klein served as Acting President and Acting Chief Executive Officer in 2012, paid in addition to his regular salary.
(4)

Reflects payment of the 2012 cash retention incentive discussed in the Compensation Discussion and Analysis—Our Other Compensation and Benefits Programs—2012-2014 Special Incentive and Retention Program section above.

(5)	Two equal deferred hiring bonus installments of $200,000 each were paid to Mr. Klein in March 2012 and March 2013, contingent on his continued employment with the company.
(6)	Ms. Evangel joined the company on January 6, 2014 and was paid a one-time hiring bonus of $750,000 in consideration of compensation she forfeited from her previous employer.

(7)

Reflects the aggregate grant date fair value of RSUs and PSUs awarded during the period, determined in accordance with FASB ASC Topic 718. Grant date fair value for the RSUs is based on the grant date fair value of the underlying shares. Grant date fair value for the PSUs is based on the grant date fair value of the underlying shares and the probable outcome of performance-based conditions at the time of grant, excluding the effect of estimated forfeitures. The 2014 value for each named executive officers reflects the grant date fair value of PSUs granted as part of our regular annual grant, and for Ms. Evangel and Mr. Boyle, includes the grant date fair value of RSUs awarded to them at the time of their hire.

(8)	Upon his hire in 2013, Mr. McInerney was granted equity awards intended to provide incentive and retention value for a three-year period. These equity awards included 100,000 RSUs and 1,200,000 SARs.
(9)

Ms. Evangel’s stock awards value reflects the grant date fair values of a new hire grant of 6,500 RSUs ($92,950) and an award of 16,000 PSUs as part of our annual equity grant ($243,680). Ms. Evangel’s option awards value reflects the grant date fair value of a new hire grant of 18,500 SARs ($55,315) and an award of 64,000 SARs as part of our annual equity grant ($195,840).

(10)

Mr. Boyle’s stock awards value reflects the grant date fair values of a new hire grant of 45,000 RSUs ($643,500) and an award of 39,000 PSUs as part of our annual equity grant ($593,970). Mr. Boyle’s option awards value reflects the grant date fair value of a new hire grant of 450,000 SARs. All equity granted to Mr. Boyle was forfeited upon his separation from the company.

(11)

Reflects the aggregate grant date fair value of SARs, determined in accordance with FASB ASC Topic 718, using the Black-Scholes option pricing model or, in the case of SARs granted to Mr. McInerney in 2013, the Monte-Carlo Simulation. The assumptions used in determining the grant date fair values of the SARs are set forth in the notes to our consolidated financial statements, which are included in our 2014 Annual Report on Form 10-K filed with the SEC. The actual value, if any, that a named executive officer may realize upon exercise of SARs will depend on the excess of the stock price (with the stock price maximum appreciation capped at $75.00) over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value reflected in this table.

(12)	Reflects the value of cash incentives paid pursuant to our annual incentive program as described in the Compensation Discussion and Analysis section above.
(13)

Reflects the annual change in actuarial present values of the eligible named executive officer’s accumulated benefits under the SERP. The SERP was closed to new participants effective January 1, 2010. A description of the SERP precedes the 2014 Pension Benefits Table below.

(14)	See the 2014 All Other Compensation—Details table below.

2014 All Other Compensation—Details

	Company Contributions to the Retirement Plans ($)(a)	Life Insurance Premiums ($)(b)	Executive Physical ($)	Financial Counseling ($)	Relocation ($)(c)	Separation Payments ($)(d)	Total ($)
Mr. McInerney	519,367	15,895	3,000	19,050	—	—	557,312
Mr. Klein	232,842	12,695	3,000	19,050	—	—	267,587
Ms. Evangel	52,447	8,258	—	—	26,602	—	87,307
Mr. Schneider	118,551	12,601	3,000	19,050	—	—	153,202
Mr. Sheehan	106,325	9,680	—	—	—	—	116,005
Mr. Boyle	12,460	—	—	—	—	708,040	720,500

(a)

Reflects contributions made on behalf of the named executive officers for each of the following programs: (i) company matching contributions made in 2014 to the 401(k) savings feature of the Retirement and Savings Plan; and (ii) company contributions made in 2015 to the retirement account feature of the Retirement and Savings Plan and to the Restoration Plan, which are based on 2014 earnings. Company contributions for Mr. Boyle were forfeited in connection with his termination of employment.

(b)	Represents premium payments made in 2014 for the following programs: (i) Leadership Life Program, an individually owned universal life insurance policy provided to all of our executives; and (ii) Executive Life Program, a $1 million company-owned life insurance policy for which the participating named executive officers may identify a beneficiary for payment by us in the event of his or her death. Premiums for Leadership Life are graded through age 59, with escalation in particular between age 50 and 59, and level thereafter.
(c)

Reflects reimbursement of relocation expenses paid to Ms. Evangel in 2014 in connection with her hiring. The amount includes a tax gross-up payment of $7,792 relating to taxable income associated with a reimbursement of moving expenses. The tax gross-up payment and other relocation benefits were provided pursuant to a relocation program that is generally available to management employees.

(d)

Reflects payments made to Mr. Boyle pursuant to the separation agreement and release as described further in the Compensation Discussion and Analysis—Our Other Compensation and Benefits Programs—Compensation Paid to Mr. Boyle in 2014 section above.

Grants of Plan-Based Awards

The table below provides information on the following plan-based awards that were made in 2014:

•

Annual Incentive. Annual incentive bonus opportunities awarded to our named executive officers are earned based on company performance measured against one-year financial and operating objectives, together with a qualitative assessment of performance, including individual performance objectives. Additional information regarding the design of the annual incentive program and 2014 awards are included in the Compensation Discussion and Analysis section above. Annual incentives are identified as “AI” in the “Award Type” column of the following table.

•

Stock Appreciation Rights. Each SAR represents the right to receive an amount payable in shares of our common stock, equal to the excess, if any, of the fair market value of one share of common stock on the date of exercise (with the maximum stock price appreciation capped at $75.00) over the base price of the SAR. The SARs were granted with a base price equal to the fair market value of our common stock on the date of grant. Additional information regarding SARs is included in the Compensation Discussion and Analysis section above.

•

Restricted Stock Units. Each RSU represents a contingent right to receive one share of our common stock in the future. If the company pays dividends on its common stock, dividend equivalents accrue with respect to the RSUs and are paid in cash at the time that the corresponding RSUs vest. Additional information regarding RSUs is included in the Compensation Discussion and Analysis section above.

•

Performance Stock Units. PSUs consist of performance-vesting stock units that may convert to shares following the end of the performance period based on achievement of certain pre-established performance goals. PSUs are granted with respect to a target number of shares, will be forfeited if performance falls below a designated threshold level of performance, and may be earned up to 200% of the target number of shares for exceptional performance. Additional information regarding PSUs is included in the Compensation Discussion and Analysis section above.

2014 Grants of Plan-Based Awards Table

Name	Award Type	Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards ($)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold	Target	Max	Threshold	Target	Max
Mr. McInerney	AI			—	2,000,000	4,000,000
	PSU	2/20/2014	2/20/2014				37,500	75,000	150,000				1,142,250(4)
Mr. Klein	AI			—	812,500	1,625,000
	SAR	2/20/2014	2/20/2014								130,000	15.23	397,800(5)
	PSU	2/20/2014	2/20/2014				17,000	34,000	68,000				517,820(4)
Ms. Evangel	AI			—	475,000	950,000
	SAR	12/12/2013	2/3/2014								18,500	14.30	55,315(5)
	SAR	2/20/2014	2/20/2014								64,000	15.23	195,840(5)
	RSU	12/12/2013	2/3/2014							6,500			92,950(4)
	PSU	2/20/2014	2/20/2014				8,000	16,000	32,000				243,680(4)
Mr. Schneider	AI			—	975,000	1,950,000
	SAR	2/20/2014	2/20/2014								150,000	15.23	459,000(5)
	PSU	2/20/2014	2/20/2014				19,500	39,000	78,000				593,970(4)
Mr. Sheehan	AI			—	900,000	1,800,000
	SAR	2/20/2014	2/20/2014								100,000	15.23	306,000(5)
	PSU	2/20/2014	2/20/2014				13,000	26,000	52,000				395,980(4)
Mr. Boyle	AI			—	975,000	1,950,000
	SAR	1/29/2014	2/3/2014								450,000	14.30	1,345,500(5)
	RSU	1/29/2014	2/3/2014							45,000			643,500(4)
	PSU	2/20/2014	2/20/2014				19,500	39,000	78,000				593,970(4)

(1)	The PSUs may be earned and become vested based on our level of achievement of certain pre-established performance goals over the performance period ending on December 31, 2016.
(2)

The RSUs were granted to Ms. Evangel and Mr. Boyle in connection with their respective offers of employment. The RSUs granted to Ms. Evangel are scheduled to vest 25% per year beginning on the first anniversary of the grant date. The RSUs granted to Mr. Boyle were scheduled to vest 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date. Mr. Boyle’s RSUs were forfeited upon his separation from the company.

(3)	The SARs vest 25% per year beginning on the first anniversary of the grant date. Mr. Boyle’s SARs were forfeited upon his separation from the company.
(4)

Reflects the aggregate grant date fair value of the award determined in accordance with FASB ASC Topic 718. Grant date fair value for the RSUs is based on the grant date fair value of the underlying shares. Grant date fair value for the PSUs is based on the grant date fair value of the underlying shares and the probable outcome of performance-based conditions at the time of grant, excluding the effect of estimated forfeitures.

(5)

Grant date fair value for SARs is based on the Black-Scholes option-pricing model for use in valuing executive stock options. The actual value, if any, that a named executive officer may realize upon exercise of SARs will depend on the excess of the stock price (with the stock price maximum appreciation capped at $75.00) over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes option-pricing model. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to our consolidated financial statements, which are included in our 2014 Annual Report on Form 10-K filed with the SEC.

Outstanding Equity Awards at 2014 Fiscal Year-End Table

The table below provides information with respect to stock options, SARs, RSUs and PSUs outstanding on December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(16)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(16)
Mr. McInerney	800,000	400,000	(1)	7.90	01/02/2023	66,666	(10)	566,661	37,500	(17)	318,750
Mr. Klein	56,250	18,750	(2)	12.52	05/02/2021	7,500	(11)	63,750	17,000	(17)	144,500
	79,000	79,000	(3)	8.88	02/14/2022	33,333	(12)	283,331
	83,333	41,666	(4)	5.13	06/01/2022
	200,000	—		5.96	10/31/2022
	53,750	161,250	(5)	9.06	02/15/2023
	—	130,000	(6)	15.23	02/20/2024
Ms. Evangel	—	18,500	(7)	14.30	02/03/2024	6,500	(13)	55,250	8,000	(17)	68,000
	—	64,000	(6)	15.23	02/20/2024
Mr. Schneider	4,600	—		7.80	07/20/2015				19,500	(17)	165,750
	5,100	—		7.80	08/09/2016
	6,300	—		7.80	07/31/2017
	8,400	—		7.80	02/13/2018
	45,000	—		16.31	08/01/2018
	100,000	—		7.80	08/19/2019
	85,000	—		14.18	02/10/2020
	63,750	21,250	(8)	12.75	02/09/2021
	76,000	76,000	(3)	8.88	02/14/2022
	66,667	33,333	(9)	5.13	06/01/2022
	200,000	—		5.96	10/31/2022
	53,750	161,250	(5)	9.06	02/15/2023
	—	150,000	(6)	15.23	02/20/2024
Mr. Sheehan	2,400	—		7.80	07/20/2015	1,333	(14)	11,331	13,000	(17)	110,500
	3,100	—		7.80	08/09/2016	3,600	(15)	30,600
	3,700	—		7.80	07/31/2017	11,666	(12)	99,161
	7,400	—		7.80	02/13/2018
	18,000	—		7.80	08/19/2019
	40,000	—		14.18	02/10/2020
	18,000	6,000	(8)	12.75	02/09/2021
	16,200	16,200	(3)	8.88	02/14/2022
	120,000	—		5.96	10/31/2022
	33,750	101,250	(5)	9.06	02/15/2023
	—	100,000	(6)	15.23	02/20/2024
Mr. Boyle(18)	—	—		—		—		—

(1)

SARs vest 100% on the third anniversary of the grant date, with an opportunity for accelerated vesting on or after the one-year anniversary of the grant date, based on the closing price of the company’s Class A Common Stock exceeding certain specified amounts ($12.00, $16.00 and $20.00, respectively) for 45 consecutive trading days. The first one-third of Mr. McInerney’s SARs vested on 1/2/2014, and the second one-third vested on 6/19/2014, based on the company’s stock price exceeding $12.00 and $16.00, respectively, for the requisite time periods.

(2)	Remaining SARs vest 100% on 5/2/2015.
(3)	Remaining SARs vest 50% on 2/14/2015 and 2/14/2016.
(4)	Remaining SARs vest 100% on 6/1/2015.

(5)	Remaining SARs vest one-third on 2/15/2015, 2/15/2016 and 2/15/2017.
(6)	SARs vest one-fourth on 2/20/2015, 2/20/2016, 2/20/2017 and 2/20/2018.
(7)	SARs vest 25% on 2/3/2015, 2/3/2016, 2/3/2017 and 2/3/2018.
(8)	Remaining SARs vest 100% on 2/9/2015.
(9)	Remaining SARs vest 100% on 6/1/2015.
(10)	Remaining RSUs vest 50% on 1/2/2015 and 1/2/2016.
(11)	Remaining RSUs vest 100% on 5/2/2015.
(12)	Remaining RSUs vest 100% on 6/1/2015.
(13)	RSUs vest one-fourth on 2/3/2015, 2/3/2016, 2/3/2017 and 2/3/2018.
(14)	Remaining RSUs vest 100% on 2/9/2015.
(15)	Remaining RSUs vest 50% on 2/14/2015 and 2/14/2016
(16)	Market value is calculated based on the closing price of our common stock on December 31, 2014 of $8.50 per share.
(17)

PSUs may be earned and become vested based on our level of achievement of certain pre-established performance goals over the performance period ending on December 31, 2016. Amounts reported here reflect threshold levels of achievement of the performance goals. For more information regarding PSUs, see the 2014 Grants of Plan Based Awards Table and the Compensation Discussion and Analysis section above. Based on current progress toward goals, we do not expect that PSUs will vest following the performance period.

(18)	Pursuant to Mr. Boyle’s separation from the company, all of his outstanding equity was forfeited upon resignation.

2014 Options Exercised and Stock Vested Table

The table below provides information regarding option awards (SARs) that were exercised and stock awards (RSUs) that vested during 2014. Net shares received by each NEO, after shares withheld for taxes, are subject to the stock ownership guidelines, a 50% retention ratio and, with respect to exercises of stock options and SARs, the 9-month holding period policy, each as described in the Compensation Discussion and Analysis section above.

	Option Awards		Stock Awards
Name	Number of Shares Underlying Options/ SARs Exercised (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mr. McInerney	—	—	33,334	515,010
Mr. Klein	—	—	40,833	705,728
Ms. Evangel	—	—	—	—
Mr. Schneider	29,629	259,252	—	—
Mr. Sheehan	40,000	526,057	14,800	248,356
Mr. Boyle	—	—	—	—

(1)	Reflects the excess of the fair market value of the underlying shares at the time of exercise over the base price of the SARs.
(2)	Reflects the fair market value of the underlying shares as of the vesting date.

Pension Benefits

The SERP is a non-qualified, defined benefit plan maintained to provide eligible executives with additional retirement benefits. The SERP was closed to new participants effective January 1, 2010; therefore, only Mr. Schneider and Mr. Sheehan are eligible for the SERP. The annual SERP benefit is a life annuity equal to a fixed percentage multiplied by the participant’s years of benefit service, and the participant’s average annual compensation (based on the highest consecutive 36-month period within the last 120-month period prior to separation from service) with the result not to exceed 40% of the participant’s average annual compensation. Benefit service is defined as service since the plan’s inception date (September 27, 2005) or date of SERP participation, whichever is later. The SERP benefit is then reduced by the value of the participant’s account balance under the retirement account feature of our broad-based qualified Retirement and Savings Plan as converted to an annual annuity. Compensation for SERP purposes generally includes only base salary and annual cash incentive (each whether or not deferred).

The annual SERP benefit is calculated as described below.

SERP Benefit	=	(1.45% x Average Annual Compensation X Service as Eligible Participant (through 12/31/2010))	+	(1.1% x Average Annual Compensation X Service as Eligible Participant (after 1/1/2011))	–	Annuitized value of the company’s qualified plan: retirement account feature

Each participant becomes 100% vested in his or her SERP benefit upon the participant’s attainment of age 60 with five years of vesting service or upon termination of employment under certain circumstances, as described in the Potential Payments upon Termination or Change of Control section below. If a participant resigns before vesting, then his or her SERP benefit will be forfeited. Benefit payments under the SERP will begin following a participant’s qualifying separation from service, but not earlier than age 60. The SERP has no provisions for early retirement or acceleration of payout before age 60. There are also no provisions for the granting of extra years of service.

Material assumptions used to calculate the present value of the accumulated benefit are as follows:

•	The accumulated benefit represents the current accrued benefit first available at age 60 utilizing actual service and compensation as of December 31, 2014;

•	Interest rate of 4.10%;

•	Mortality prescribed in Section 417(e) of the Code for lump sum payments from qualified plans;

•	Form of payment actuarially equivalent to a five-year certain and life benefit; and

•	Payments are guaranteed for the life of the participant.

The table below reflects the present value of the accrued benefit as of December 31, 2014.

2014 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. McInerney	*	—	—	—
Mr. Klein	*	—	—	—
Ms. Evangel	*	—	—	—
Mr. Schneider	SERP	9.33	1,815,476	—
Mr. Sheehan	SERP	9.33	1,279,200	—
Mr. Boyle	*	—	—	—

*	The SERP was closed to new participants effective January 1, 2010; therefore, Mr. McInerney, Mr. Klein, Ms. Evangel and Mr. Boyle are not eligible for our SERP.

Non-Qualified Deferred Compensation

The company maintains the Restoration Plan, a non-qualified defined contribution plan, which provides eligible executives, including our named executive officers, with benefits generally equal to any matching contributions that they are precluded from receiving under the 401(k) savings feature of our Retirement and Savings Plan as a result of restrictions under the Code. For 2014, we provided a contribution credit equal to 6% of the participant’s eligible pay (base salary and annual cash incentive paid) in excess of the annual compensation limit in Section 401(a)(17) of the Code ($260,000 in 2014).

Effective January 1, 2010, newly hired or promoted executive officers who were not already participants in the SERP are eligible for additional contribution credits within the Restoration Plan. For those eligible executive officers, the Restoration Plan provides supplemental benefits equal to the amount of contributions that executives are precluded from receiving under the retirement account feature of our qualified Retirement and Savings Plan in addition to contributions related to the 401(k) savings feature noted above. In addition, such executive officers are eligible for an additional 3% contribution credit on all eligible pay. Mr. McInerney, Mr. Klein and Ms. Evangel are the only continuing named executive officers eligible for these separate contributions provided under the Restoration Plan.

From the Restoration Plan’s inception in September 2005 until December 2010, all participant accounts were tracked against a balanced fund under the Retirement and Savings Plan. Effective January 1, 2011, eligible executives, including our continuing named executive officers, have the opportunity to request that their Restoration Plan contribution credits (balances) be invested in or track a diverse array of mutual fund investment options in the Retirement and Savings Plan.

Each participant will become 100% vested in his or her Restoration Plan account upon attainment of age 60 or, with respect to the additional flat 3% contribution credit for eligible executive officers described above, upon attainment of age 60 with five years of service, in each case subject to earlier vesting upon termination of employment under certain circumstances, as described in the Potential Payments upon Termination or Change of Control section below. If a participant resigns before age 60, his or her Restoration Plan account will be forfeited. Benefit payments under the Restoration Plan will begin following a participant’s qualifying separation from service but not earlier than age 60. The Restoration Plan has no provisions for early retirement or acceleration of payout before age 60. There are also no provisions for the granting of extra years of service.

The company also offers a voluntary Deferred Compensation Plan that provides participants with the ability to annually defer receipt of a portion of their base salary and/or annual incentive in order to save and accumulate additional retirement funds on a before-tax basis. Earnings (and losses) are credited to executive accounts based on participant choices between 10 generally available mutual fund investment options. A participant may defer between 10% and 75% of his or her salary and between 25% and 85% of his or her annual incentive award and may elect to have such deferred amount, plus any earnings (or losses) thereon, paid upon the participant’s termination of employment (in a lump sum or over up to 10 annual installments), or elect to receive an in-service lump sum payment upon a specific date. Participants are always 100% vested in their Deferred Compensation Plan accounts. As of December 31, 2014, Ms. Evangel is the only named executive officer who has a balance in the Deferred Compensation Plan.

2014 Non-Qualified Deferred Compensation Table

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Mr. McInerney	Restoration	—	493,584	9,442	—	604,121
Mr. Klein	Restoration	—	206,982	28,878	—	538,962
Ms. Evangel	Restoration	—	31,232	—	—	31,232
	Deferred Compensation	41,885	—	1,480	—	43,901
Mr. Schneider	Restoration	—	90,091	25,829	—	381,380
Mr. Sheehan	Restoration	—	77,865	22,207	—	327,953
Mr. Boyle(4)	Restoration	—	—	—	—	—

(1)	Reflects voluntary deferrals of salary and/or annual incentive earned in 2014, which are reported as compensation for 2014 in the Summary Compensation Table.
(2)

Reflects company contributions to the Restoration Plan made in 2015, which are based on 2014 earnings. The contributions are reported as compensation for 2014 in the “All Other Compensation” column of the 2014 Summary Compensation Table.

(3)

Aggregate balances reported as of December 31, 2014 for the named executive officers include amounts that were reported in the Summary Compensation Tables for 2014 and years prior. For the Restoration Plan, the amount of compensation reported in the Summary Compensation Tables for 2014 and years prior is $594,678 for Mr. McInerney, $491,560 for Mr. Klein, $31,232 for Ms. Evangel, $238,813 for Mr. Schneider, and $118,635 for Mr. Sheehan. For the Deferred Compensation Plan, the amount of compensation reported in the Summary Compensation Table for 2014 is $41,885 for Ms. Evangel.

(4)	Pursuant to Mr. Boyle’s resignation, retirement benefits were forfeited.

Potential Payments upon Termination or Change of Control

The following tables and narrative disclosure summarize (i) the compensation and benefits payable to each of the continuing named executive officers in the event of a termination of such named executive officer’s employment under various circumstances, assuming that such termination was effective as of December 31, 2014, and (ii) the actual compensation and benefits payable to Mr. Boyle in connection with his resignation of employment from the company effective as of July 29, 2014. The compensation and benefits described and quantified below are in addition to the compensation and benefits that would already be earned or vested upon such named executive officer’s termination, including accrued but unpaid salary, accrued and unused vacation pay, the Cash Retention Incentives, the Retention SARs and payments and benefits accrued under our broad-based benefit programs, including any vested contributions we made under the 401(k) savings and retirement account features of our Retirement and Savings Plan.

Involuntary Termination of Employment (Without a Change of Control)

On October 31, 2012, the Compensation Committee adopted the 2012 Severance Plan to promote the retention of a selected group of key employees, including those who were named executive officers at the time of the adoption of the plan, by providing severance benefits in the event their employment is terminated under certain circumstances on or prior to December 31, 2014. As described above in the Compensation Discussion and Analysis section of this proxy statement, the 2012 Severance Plan expired by its terms on December 31, 2014. Prior to such expiration, the Compensation Committee approved the 2015 Severance Plan, which became effective as of January 1, 2015, in order to continue to offer termination benefits similar to those commonly found in our market for competing executive talent.

In the event the employment of a continuing named executive officer was terminated on or prior to December 31, 2014, without “cause” or by the executive for “good reason” (as such terms are defined in the 2012 Severance Plan), such named executive officer would have been entitled to receive the following severance benefits under the 2012 Severance Plan:

•

Severance payment. The named executive officer would receive a lump sum cash severance payment, payable within 60 days of the date of termination in an amount equal to two times base salary plus two times target bonus.

•

Pro rata bonus payment. If the termination occurs during the second half of our fiscal year, the named executive officer would receive a lump sum cash payment based on the annual bonus that would have been payable with respect to the fiscal year in which the termination occurs (determined at the end of such year based on actual performance results), prorated to the nearest half month.

•

Benefits payment. The named executive officer would receive a lump sum cash payment, payable within 60 days of the date of termination, equal to the monthly cost to provide the group medical, dental, vision, and/or prescription drug plan benefits the employee had been receiving before the termination, multiplied by 12.

•

Partial vesting of equity. Stock options, SARs, RSUs, PSUs and other equity awards held by the named executive officer would become immediately vested as of the participant’s termination, only with respect to a number of awards that otherwise would have become vested on the award’s next regularly scheduled vesting date based on continued employment. The remainder of such awards would be forfeited.

•

Continuation of equity exercise period. Vested and unexercised stock options and SARs held by the named executive officer would remain exercisable until the earlier of the first anniversary of the date of the termination or the award’s regular expiration date.

•	Retirement plan provisions. The named executive officer would become fully vested in any funded or unfunded nonqualified pension or deferred compensation plans in which he participates.

To receive severance benefits under the 2012 Severance Plan, the executive would have had to execute and deliver to us a general release of claims and agree to certain restrictive covenants, including restrictions on the use of confidential information and restrictions on the solicitation of customers and employees for 24 months following a termination of employment for any reason.

As noted above, effective as of January 1, 2015, the Compensation Committee adopted the 2015 Severance Plan as the successor plan to the 2012 Severance Plan, which expired by its terms as of December 31, 2014. The 2015 Severance Plan will continue in effect unless and until it is terminated by the Compensation Committee or the Board. For more information, please see the Compensation Discussion and Analysis section above.

The following table summarizes the payments and benefits that would have been payable to the continuing named executive officers under the 2012 Severance Plan in the event of a termination without “cause” or by the executive for “good reason” on December 31, 2014. The table and accompanying footnotes also highlight the difference in certain payments and benefits the executives would have received under the 2015 Severance Plan (which became effective January 1, 2015) versus the 2012 Severance Plan, which expired by its terms as of December 31, 2014.

	Mr. McInerney	Mr. Klein	Ms. Evangel	Mr. Schneider	Mr. Sheehan
Cash Severance(1)	$6,000,000	$2,925,000	$1,900,000	$3,250,000	$3,000,000
Annual Incentive(2)	—	250,000	240,000	1,150,000	950,000
Payments Related to Health Benefits(3)	1,228	20,596	14,505	20,596	20,596
Partial Equity Vesting – SARs and Options(4)	240,000	140,414	—	112,332	—
Partial Equity Vesting – RSUs(5)	283,331	347,081	13,813	—	125,792
Equity Vesting – PSUs(6)	637,500	289,000	136,000	331,500	221,000
SERP Vesting(7)	—	—	—	1,815,476	1,279,200
Restoration Plan Vesting(8)	604,121	538,962	31,232	381,380	327,953

Total	$7,766,180	$4,511,053	$2,335,550	$7,061,284	$5,924,541

Amount of reduced benefits payable under the 2015 Severance Plan versus the 2012 Plan(9):	$(1,241,621)	$(2,290,462)	$(1,117,232)	$(1,956,500)	$(1,721,000)

(1)

Reflects a cash severance in the amount of two times base salary plus target annual incentive. Under the 2015 Severance Plan, which became effective as of January 1, 2015, the following named executive officers would be entitled to reduced severance payments in the amount of one times base salary plus one times target annual incentive as follows: $1,462,500 for Mr. Klein, $950,000 for Ms. Evangel, $1,625,000 for Mr. Schneider, and $1,500,000 for Mr. Sheehan.

(2)	Reflects an annual incentive bonus based on actual performance results through the end of 2014.
(3)	Represents a lump sum cash payment equal to the cost of providing 12 months of continued health coverage.
(4)

Reflects the aggregate value (based on the closing price of Genworth common stock on December 31, 2014 of $8.50) of stock options and SARs that would immediately vest as of the executive’s termination (the awards for which vesting would accelerate are those awards that would have become vested on the award’s next regularly scheduled vesting date based on continued employment).

(5)

Reflects the aggregate value (based on the closing price of Genworth common stock on December 31, 2014 of $8.50) of RSUs that would immediately vest as of the executive’s termination (the awards for which vesting would accelerate are those awards that would have become vested on the award’s next regularly scheduled vesting date based on continued employment).

(6)

Reflects the aggregate value (based on the closing price of Genworth common stock on December 31, 2014 of $8.50) of PSUs granted on February 20, 2014, that would immediately vest as of the executive’s termination. Under the 2015 Severance Plan, performance-based equity awards that have been held for less than one year at the time of termination are forfeited. As such, the named executive officers would have forfeited all of these PSUs under the 2015 Severance Plan.

(7)	Reflects the present value of each named executive officer’s accumulated benefits under the SERP, as noted in the 2014 Pension Benefits Table, which would become fully vested.
(8)

Represents the outstanding balance of the Restoration Plan as of December 31, 2014, including contributions made to the plan in 2015 for qualified earnings in 2014, as noted in the 2014 Non-Qualified Deferred Compensation Table, which would become fully vested under the 2012 Severance Plan. Under the

2015 Severance Plan, the named executive officer would become fully vested in his or her Restoration Plan balance, provided he or she has been employed by the company for at least five years. As such, Mr. McInerney, Mr. Klein and Ms. Evangel’s Restoration Plan balance would be forfeited under the 2015 Severance Plan until they meet this service requirement.
(9)

The amount of reduced benefits payable under the 2015 Severance Plan compared to the 2012 Severance Plan reflects reduced severance payments, forfeiture of 2014 PSU awards and forfeiture of Restoration Plan balances under the 2015 Severance Plan, which became effective January 1, 2015. See footnotes 1, 6 and 8 above.

Involuntary Termination Following a Change of Control

We adopted the Existing Change of Control Plans to provide severance benefits to a select group of key executives, including our continuing named executive officers, in the event that the executive’s employment is terminated without “cause” or by the executive for “good reason” following a change of control of the company. If an executive becomes eligible to receive benefits under an Existing Change of Control Plan, he will not be eligible to receive benefits under either the 2012 Severance Plan or the 2015 Severance Plan.

The Compensation Committee reviews the company’s change of control plans annually. Following such review in 2011, the Compensation Committee decided that there would be no new participants under the 2005 Change of Control Plan, and then adopted the 2011 Change of Control Plan to offer comparable severance benefits to newly designated key executives. The 2011 Change of Control Plan is identical to the 2005 Change of Control Plan, except that it does not provide any tax gross-up benefits to participants, including Messrs. McInerney, Klein, and Sheehan and Ms. Evangel, who were hired or promoted and made eligible in 2011 or later.

As described above in the Compensation Discussion and Analysis section of this proxy statement, as part of its most recent annual review, the Compensation Committee adopted a new 2014 Change of Control Plan (the “2014 Change of Control Plan”) in order to replace and consolidate the Existing Change of Control Plans, to eliminate tax gross-up benefits for all participants, and to provide for reduced maximum potential payouts. The 2014 Change of Control Plan was adopted by the Compensation Committee on December 17, 2014. However, pursuant to the terms of the Existing Change of Control Plans, no amendment or termination of the plans that would have the effect of reducing any severance payments or benefits will be effective within 180 days of a change of control. Accordingly, in the event of a change of control of the company occurring on or before June 15, 2015, the continuing named executive officers would remain eligible for severance payments and benefits under the Existing Change of Control Plans, and would not be eligible for severance payments and benefits under the 2014 Change of Control Plan.

Pursuant to the Existing Change of Control Plans, a continuing named executive officer would receive payments and benefits in the event of a termination of employment without “cause” or by the executive with “good reason” within two years following a change of control of the company (each a “Qualified Termination” as defined in the Change of Control Plans). In the event of a Qualified Termination on or before June 15, 2015, such named executive officer would be eligible to receive the following severance benefits under the 2005 Change of Control Plan, in the case of Mr. Schneider, or the 2011 Change of Control Plan, in the case of Messrs. McInerney, Klein, Sheehan and Ms. Evangel:

•

Severance payment. The named executive officer will receive a lump sum cash severance payment in an amount equal to two times the sum of his base salary and target bonus, or three times the sum of his base salary and target bonus, in the event the executive elects enhanced severance benefits and agrees to enter into an 18-month non-competition agreement.

•

Pro rata annual incentive bonus payment. The named executive officer will receive a pro rata target annual cash bonus, based on the number of days in the year the executive worked prior to his termination.

•

Vesting of time-based equity awards. Stock options, SARs, RSUs and other stock awards with time-based vesting restrictions held by the named executive officer will become immediately vested as of the named executive officer’s Qualified Termination and will remain exercisable until the award’s regular expiration date.

•

Vesting of performance-based equity awards. Performance-based equity awards held by the named executive officer will become vested and be deemed earned based on an assumed achievement of all relevant performance goals at “target,” prorated based on the portion of the performance period elapsed as of the date of termination. With respect to a Qualified Termination as of December 31, 2014 (as reflected in the table below), all 2014-2016 PSUs would be forfeited because the one-year 2016 performance period under 2014-2016 PSUs would not have started as of the Qualified Termination, and therefore there would be no prorated payout.

•

Continued health and life insurance benefits. The named executive officer will be eligible to continue to participate in the company’s group medical, dental, vision, and/or prescription drug plan benefits at active employee rates for 18 months, and will continue to receive life insurance coverage for 18 months.

•	Retirement plan provisions. The named executive officer will become fully vested in any funded or unfunded nonqualified pension or deferred compensation plans in which he participates.

As noted above, the company adopted the 2014 Change of Control Plan in order to replace and consolidate the Existing Change of Control Plans, and to continue to offer severance benefits to certain of the company’s key executives in the event that their employment is terminated in connection with a change of control of the company. For more information, please see the Compensation Discussion and Analysis section above.

The following table summarizes the payments and benefits that would have been payable to the continuing named executive officers under the Existing Change of Control Plan in the event of a Qualified Termination as of December 31, 2014. The table and accompanying footnotes also highlight the difference in certain payments and benefits the executives would have received under the 2014 Change of Control Plan (which was adopted on December 17, 2014, and will be effective with respect to a change of control after June 15, 2015) versus the Prior Change of Control Plans, which was effective as of December 31, 2014.

	Mr. McInerney	Mr. Klein	Ms. Evangel	Mr. Schneider	Mr. Sheehan
Basic Benefits ($)
Annual Incentive(1)	$2,000,000	$812,500	$475,000	$975,000	$900,000
Cash Severance(2)	6,000,000	2,925,000	1,900,000	3,250,000	3,000,000
Stock Option and SAR Vesting(3)	240,000	140,414	—	112,332	—
RSU Vesting(3)	566,661	347,081	55,250	—	141,092
SERP Vesting(4)	—	—	—	1,815,476	1,279,200
Restoration Plan Vesting(5)	604,121	538,962	31,232	381,380	327,953
Continued Health Coverage(6)	1,842	30,894	21,758	30,894	30,894
Continued Life Insurance(7)	25,300	20,379	16,184	21,160	13,795
280G Cut-Back or Tax Gross-Up(8)	—	—	—	2,283,356	—

Sub-Total	$9,437,924	$4,815,230	$2,499,424	$8,869,598	$5,692,934

Enhanced Benefits ($)
Enhanced Cash Severance(2)	$3,000,000	$1,462,500	$950,000	$1,625,000	$1,500,000

Total Basic and Enhanced Benefits	$12,437,924	$6,277,730	$3,449,424	$10,494,598	$7,192,934

Amount of reduced benefits payable under the 2014 Change of Control Plans versus the Existing Plans(9)	$(3,500,000)	$(2,025,000)	$(1,185,000)	$(3,733,356)	$(1,450,000)

(1)

Reflects lump sum cash payment of the executive officer’s current-year annual incentive. Amounts payable under the Existing Change of Control Plans are based on the executive officer’s “target” award opportunity, pro-rated for the time worked during the performance period when the termination of employment occurred.

Under the 2014 Change of Control Plan, annual incentive payments are determined based on actual pro rata performance, to the extent such performance can be reasonably established, or otherwise based on an assumed achievement of all relevant performance goals at “target.” Under the 2014 Change of Control Plan, the following annual incentive amounts (based on actual 2014 performance) would have been paid: $0 for Mr. McInerney, $250,000 for Mr. Klein, $240,000 for Ms. Evangel, $1,150,000 for Mr. Schneider and $950,000 for Mr. Sheehan.
(2)

Under the Existing Change of Control Plans, the named executive officer would be entitled to cash severance payments as “Basic Benefits” equal to two times base salary plus two times target annual incentive, plus he or she could elect “Enhanced Benefits” that would pay an additional one times base salary and target annual incentive paid upon the expiration of an 18-month non-competition period under the non-competition agreement. Under the 2014 Change of Control Plan, the named executive officer would receive a lump sum cash severance payment, payable within 60 days of the date of termination in an amount equal to two and one-half times base salary plus two and one-half times target bonus, in the case of Mr. McInerney, or two times base salary plus two times target bonus, in the case of the other named executive officers. Under the 2014 Change of Control Plan, the following reduced cash severance payments would have been paid: $7,500,000 for Mr. McInerney, $2,925,000 for Mr. Klein, $1,900,000 for Ms. Evangel, $3,250,000 for Mr. Schneider, and $3,000,000 for Mr. Sheehan.

(3)

Amounts reflect the aggregate value (based on the closing price of Genworth common stock on December 31, 2014 of $8.50) of time-vested equity awards for which vesting would accelerate under the change of control plans. The amounts represent the “spread value” on all unvested stock options and SARs which would become immediately vested and exercisable in full, and the fair market value of all shares underlying unvested RSUs.

(4)	Reflects the present value of each participating named executive officer’s accumulated benefits under the SERP, as noted in the 2014 Pension Benefits Table, which would become fully vested.
(5)

Represents the outstanding balance of the Restoration Plan as of December 31, 2014, including contributions made to the plan in 2015 for qualified earnings in 2014, as noted in the 2014 Non-Qualified Deferred Compensation Table, which would become fully vested.

(6)	Represents an estimated value for providing continued medical, dental and hospitalization coverage for 18 months following a Qualified Termination.
(7)	Represents the estimated value of premium payments for 18 months of continued coverage under the Leadership Life and Executive Life Programs.
(8)

The 2005 Change of Control Plan provides for a tax gross-up payment for any excise tax due under Section 280G of the Code (a “Tax Gross-Up”), except where the total parachute payments to an executive officer exceed the threshold amount set forth under Section 280G of the Code by less than 10%. If an executive’s total parachute payments exceed the 280G threshold amount by less than 10%, then the compensation payable to the executive will be reduced such that the total parachute payments to the executive do not exceed the 280G threshold amount (the amount of any such reduction is referred to as a “280G Cut-Back”). The amount in this row reflects a good-faith estimate of the potential Tax Gross-Up payable to Mr. Schneider. As participants in the 2011 Change of Control Plan, Messrs. McInerney, Klein and Sheehan and Ms. Evangel are not eligible for a Tax Gross-Up. Under the 2011 Change of Control Plan, if the executive’s parachute payments exceed the 280G limit, then the compensation payable to the executive will be subject to a 280G Cut-Back if doing so would result in a larger after-tax benefit to the executive. None of the named executive officers are eligible for a Tax Gross-Up under the 2014 Change of Control Plan.

(9)

The amount of reduced benefits payable under the 2014 Change of Control Plan compared to the Existing Change of Control Plans reflects reduced cash severance payments and annual incentive calculations under the 2014 Change of Control Plan and, in the case of Mr. Schneider, the elimination of the Tax Gross-Up under the 2014 Change of Control Plan. See footnotes 1, 2 and 8 above.

Death or Disability

In the event of death or total disability, executive officers (or their designated beneficiary) would generally be eligible to receive the following:

•

Equity Awards. In the event of death, all unvested stock options and SARs would become vested and exercisable, all unvested RSUs would become vested, and unvested PSUs would become vested on a pro rata basis as of the date of termination based on the number of full months elapsed from the grant date until the date of termination, and would pay out at the end of the regular performance period based on actual performance. Based on current progress toward goals, we do not currently expect that the 2014-2016 PSUs will result in any payout following the performance period. In the event of termination due to total disability, the treatment of outstanding stock options, SARs, RSUs and PSUs is the same as in the event of death, except that with respect to outstanding stock options, SARs and RSUs, any such equity awards not held for more than a year from the grant date will be forfeited.

•	Annual Incentive. Executive officers (or the designated beneficiary) would receive a pro-rated portion of any annual incentive award, based on actual performance results.

•

Retirement Programs. Executive officers (or the designated beneficiary) would become vested in the SERP benefits shown in the 2014 Pension Benefits Table and the balance of the Restoration Plan reported in the 2014 Non-Qualified Deferred Compensation Table. Executive officers would also receive the 2015 contribution to the Restoration Plan, which is based on 2014 compensation.

•

Life Insurance Programs. In the event of death, the beneficiary would receive payments pursuant to the Leadership Life and Executive Life Programs in the form of death benefits. In the event of disability, the executive would receive one year of continued Leadership Life Program premiums.

The following table summarizes the payments and benefits payable to the continuing named executive officers (or the designated beneficiary) in the event of death or total disability as of December 31, 2014.

	Mr. McInerney		Mr. Klein		Ms. Evangel		Mr. Schneider		Mr. Sheehan
	Death	Disability	Death	Disability	Death	Disability	Death	Disability	Death	Disability
Stock Option and SAR Vesting(1)	$240,000	$240,000	$140,414	$140,414	$ —	$ —	$112,332	$112,332	$ —	$ —
RSU Vesting(1)	566,661	566,661	347,081	347,081	55,250	—	—	—	141,092	141,092
Pro-Rated Annual Incentive Award(2)	—	—	250,000	250,000	240,000	240,000	1,150,000	1,150,000	950,000	950,000
SERP Vesting(3)	—	—	—	—	—	—	1,815,476	1,815,476	1,279,200	1,279,200
Restoration Plan Vesting(4)	604,121	604,121	538,962	538,962	31,232	31,232	381,380	381,380	327,953	327,953
Leadership Life(5)	2,000,000	10,581	2,000,000	8,772	1,900,000	7,119	2,000,000	8,773	2,000,000	4,264
Executive Life(6)	1,453,500	—	1,453,500	—	1,453,500	—	1,456,000	—	1,463,000	—

Total	$4,864,282	$1,421,363	$4,729,957	$1,285,229	$3,679,982	$278,351	$6,915,188	$3,467,961	$6,161,245	$2,702,509

(1)

Reflects the aggregate value of equity awards for which vesting would accelerate based on the value of Genworth common stock as of December 31, 2014. Amounts represent the “spread value” of any unvested stock options and SARs and the fair market value of shares underlying any unvested RSUs.

(2)	Reflects a pro-rated portion of any annual incentive award, based on actual performance results.
(3)	Pursuant to the terms of the SERP, the SERP benefits become vested in the event of death or disability. These amounts are reported in the 2014 Pension Benefits Table.
(4)

Pursuant to the terms of the Restoration Plan, the Restoration Plan balances become vested in the event of death or disability. These amounts, which include contributions to be made on behalf of the continuing named executive officers in 2015 for compensation earned in 2014, are reported in the 2014 Non-Qualified Deferred Compensation Table.

(5)

Represents death benefits payable to the continuing named executive officer’s beneficiary in the event of death, or the value of one year of continued premium payments in the event of total disability.

(6)

Pursuant to the terms of the Executive Life Program, we will use the proceeds from a company-owned life insurance policy to pay the continuing named executive officer’s beneficiary a $1 million payment, plus a gross-up on federal and state income taxes related to that payment.

Retirement

Each of our executive benefit and compensation programs has varying retirement definitions. None of our continuing NEOs are currently eligible for retirement. Assuming a voluntary termination on December 31, 2014, a retirement-eligible executive would be eligible to receive the following:

•

Retirement Programs. The definition of retirement for purposes of the SERP is attainment of age 60 with five years of service. The SERP will vest and become payable after a voluntary resignation beginning six months after the separation date. The SERP was closed to new participants effective January 1, 2010; therefore, only Mr. Schneider and Mr. Sheehan are eligible for our SERP. The Restoration Plan vests upon termination if participant is at least age 60 at termination. Benefits will be paid from the Restoration Plan in 10 annual installments if the account balance is $50,000 or more at retirement or paid in a lump sum if the account balance is less than $50,000 at retirement.

•

Life Insurance Programs. The definition of retirement under the Leadership Life Program is age 60 with 10 years of service. If this eligibility is met, we will continue to pay Leadership Life Program premiums until the later of age 65 or until a total of 10 annual premium payments have been made. For participants under the Executive Life Program prior to January 1, 2007, we will continue to pay the premium if the executive retires at age 60 with 10 years of service. For participants joining the Executive Life Program after January 1, 2007, coverage will cease at termination.

•

Equity Awards. All unvested stock option, SAR and RSU awards that have been held for one year at the time of retirement will immediately vest and become exercisable if the participant is at least age 60 with five years of service at retirement. PSUs would become vested on a pro rata basis, based on actual performance for the entire performance period.

Business Disposition

Some of our equity awards contain provisions for modified vesting if an employee terminates as a result of employment by a successor employer to which we have transferred a business operation (“Business Disposition”). In the event of a Business Disposition and related termination of employment as of December 31, 2014, all unvested stock options and SARs noted in the Outstanding Equity Awards at 2014 Fiscal Year-End Table above that have been held for at least 12 months as of the date of termination would continue to vest in accordance with their original vesting schedule, and outstanding stock options and SARs would expire on the earlier of the original expiration date or five years from the Business Disposition date. All outstanding RSUs and PSUs held by an employee transferred in a Business Disposition would be forfeited immediately upon such Business Disposition.

Separation Payments and Benefits to Mr. Boyle

Mr. Boyle resigned from the company effective July 29, 2014. At the time of his resignation Mr. Boyle forfeited his 2014 annual incentive award opportunity, all of the awards of SARs, RSUs and PSUs granted to him in 2014, and company contributions to his retirement benefit plan accounts. As a result of their forfeiture, the equity awards granted to Mr. Boyle in 2014, and company matching contributions to retirement benefit plans which are included as a part of his reported compensation under the 2014 Summary Compensation Table, did not yield any value to Mr. Boyle.

In connection with Mr. Boyle’s resignation, the company entered into a separation and release agreement (the “Separation Agreement”) with him. The Separation Agreement includes a release by Mr. Boyle of claims against the company and its affiliates, and required Mr. Boyle to comply with certain restrictive covenants, including a covenant not to solicit the company’s employees for a two-year period following the Separation Date, and a covenant not to disparage the company. In consideration of the release of claims and Mr. Boyle’s agreement to comply with the restrictive covenants, the company paid Mr. Boyle a one-time lump sum separation payment of $700,000 within 60 days of his resignation. The company also provided Mr. Boyle with certain payments for the cost of maintaining healthcare benefits through December 31, 2014, in the event he did not become eligible for benefits with a subsequent employer during that period.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act), we are required to provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the Compensation Discussion and Analysis section above, our executive compensation programs are designed to attract, retain and motivate employees of superior ability who are dedicated to the long-term interests of our stockholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Highlights of our executive compensation program, as described in the Compensation Discussion and Analysis section, include:

•	compensation programs that are performance-based and align executive officer incentives with stockholder interests over multiple timeframes;

•

annual incentives that are earned based on performance measured against specific financial and operational objectives for an executive’s area of responsibility, together with a qualitative assessment of performance;

•	at-risk pay and compensation design that reflect an executive officer’s impact on company performance over time; and

•

appropriate risk management practices, including a clawback policy, anti-hedging policy, anti-pledging policy, stock ownership requirements, net share retention ratio and net hold requirements with respect to equity grants.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section, the 2014 Summary Compensation Table and the other related tables and narrative discussion.

The say-on-pay vote is advisory, and therefore not binding on Genworth, the Compensation Committee or our Board of Directors. However, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR

THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,

AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE

COMPENSATION DISCLOSURE RULES OF THE SEC.

EQUITY COMPENSATION PLANS

The following table gives information as of December 31, 2014 about common stock that may be issued under all of our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))(4)
Equity Compensation Plans Approved by Stockholders(1)	7,306,969	$10.22	13,130,433
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	7,306,969	$10.22	13,130,433

(1)	2004 Genworth Financial, Inc. Omnibus Incentive Plan and 2012 Genworth Financial, Inc. Omnibus Incentive Plan.
(2)

Includes shares issuable pursuant to the exercise or conversion of stock options, SARs, RSUs, PSUs, and DSUs. The number of shares issuable upon exercise of SARs is calculated based on the excess, if any, of the closing price of our common stock on December 31, 2014 ($8.50) over the base price of the SARs. The number of shares issuable upon conversion of PSUs is calculated based on maximum payout levels. Based on current progress toward goals, however, we do not expect that PSUs will vest following the performance period.

(3)

Calculation of weighted-average exercise price of outstanding awards includes SARs (which are exercisable for shares of common stock for no consideration) and stock options, but does not include RSUs, PSUs, and DSUs that convert to shares of common stock for no consideration. The weighted-average exercise price of outstanding stock options was $12.86. The weighted-average base price of outstanding SARs was $10.95.

(4)	All of these shares are available for issuance pursuant to grants of full-value stock awards.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Our Board of Directors has established a policy, which is set forth in our Governance Principles, that Genworth will not enter into a transaction with a “related person” except in circumstances where there is a verifiable Genworth business interest supporting the transaction and the transaction otherwise meets Genworth’s standards that apply to similar transactions with unaffiliated entities or persons. For purposes of our policy, “related person” means any of our executive officers, directors, nominees for director, any persons known by us to beneficially own in excess of 5% of any class of our voting securities, any person who is an immediate family member of the foregoing and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, general partner, principal or in a similar position or in which such person is deemed to have a 10% or greater beneficial ownership interest. Our policy applies to all transactions with “related persons,” including modifications of previously approved transactions, other than: (1) transactions available to all employees generally; and (2) transactions involving the payment of compensation or the entry into compensatory agreements or arrangements that are approved by the Compensation Committee or paid pursuant to an agreement, plan or arrangement approved by the Compensation Committee. The Board has delegated to the Audit Committee the responsibility of establishing policies and procedures for the review and approval of transactions with related persons, and the Audit Committee has established certain key practices related thereto. Our Governance Principles are in writing and can be found in the corporate governance section of our website. To view, go to www.genworth.com, click “Investors,” then click “Corporate Governance” and then click “Governance Principles.” Our Audit Committee’s key practices are in writing and can be found in the corporate governance section of our website. To view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Audit Committee” and finally click “Key Practices.”

EVALUATION OF COMPENSATION PROGRAM RISKS

The Compensation Committee annually reviews a report prepared by management regarding the design and operation of our compensation arrangements for employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the company. Following that review for 2014 compensation, the Compensation Committee agreed with management’s conclusion that the company’s compensation plans, programs and policies do not encourage employees to take risks that are reasonably likely to have a material adverse effect on the company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person with respect to our securities.

To our knowledge, all filings required to be made by reporting persons during 2014 were timely made in accordance with the requirements of Section 16(a) of the Exchange Act.

REPORT OF THE AUDIT COMMITTEE

We have reviewed and discussed the company’s audited financial statements and management’s annual report on internal control over financial reporting with management, which has primary responsibility for the financial statements and related internal controls. KPMG LLP (“KPMG”), the company’s independent registered public accounting firm for 2014, is responsible for expressing an opinion on the conformity of the company’s audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting. The committee has discussed with KPMG the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees issued by the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The committee has received the written disclosures and the letter from KPMG in accordance with applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the committee discussed with KPMG that firm’s independence. The committee also concluded that KPMG’s provision of audit and non-audit services, as described in the next section, to the company and its affiliates is compatible with KPMG’s independence.

Based on the review and discussions referred to above, the committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2014 for filing with the U.S. Securities and Exchange Commission. This report is provided by the following independent directors, who constitute the committee:

James A. Parke, Chair

Christine B. Mead

Thomas E. Moloney

James S. Riepe

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the approval of the Audit Committee, Genworth retained KPMG to audit our consolidated financial statements for 2014 and to attest to the effectiveness of the company’s internal control over financial reporting. In addition, Genworth retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2014.

We understand the need for KPMG to maintain objectivity and independence in its audit of our consolidated financial statements. As required by the Audit Committee’s charter and applicable SEC and PCAOB rules and regulations, the Audit Committee pre-approves all audit, audit-related, tax and other permitted non-audit services performed by KPMG, including the amount of fees payable for such services, to ensure that the provision of such services does not impair KPMG’s independence. The Audit Committee may not delegate this responsibility to management. Certain audit and audit-related services and fees are pre-approved by the Audit Committee on an annual basis in connection with the engagement of KPMG as the company’s independent registered public accounting firm for the fiscal year. Other audit, audit-related and permitted non-audit services have been pre-approved by the Audit Committee pursuant to our Audit Committee’s Key Practices and are subject to fee caps. Any other audit, audit-related and permitted non-audit services and all tax services must be specifically pre-approved by the Audit Committee.

The aggregate fees billed by KPMG in 2014 and 2013 for professional services rendered were:

Type of Fees	2014	2013
	(in millions)
Audit Fees(1)	$9.6	$9.0
Audit-Related Fees(2)	1.9	1.9
Tax Fees(3)	0.2	0.1
All Other Fees(4)	0.0	0.1

Total	$11.7	$11.1

(1)

Fees for services to perform an audit or review in accordance with either the standards of the PCAOB or generally accepted auditing standards and services that generally only Genworth’s independent registered public accounting firm can reasonably provide, such as the audit of Genworth’s consolidated financial statements included in public offerings or filings, the review of the financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.

(2)

Fees for assurance and related services that are traditionally performed by Genworth’s independent registered public accounting firm, such as audit and related services for employee benefit plan audits, internal control reviews, attest services not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

(3)

Fees for tax compliance, consultation and planning services. Tax compliance generally involves preparation of original and amended tax returns, claims for refunds, tax payment planning services and assistance with tax audits and filing appeals and totaled $151,192 for 2014 and $137,434 for 2013. Tax consultation and tax planning encompass a diverse range of services, including assistance in connection with tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities and Genworth did not incur any such fees for 2013 and 2014.

(4)

Fees not considered audit or audit-related, such as the utilization of KPMG’s XME software for regulatory filings in the United Kingdom in 2013, consultations related to the implementation of Solvency II and actuarial services.

Our Audit Committee has adopted restrictions on our hiring of a KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the company’s financial statements. The committee also requires the lead KPMG partner assigned to our audit to be rotated at least every five years.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG as our independent registered public accounting firm to perform the audit of our consolidated financial statements and to attest to the effectiveness of the company’s internal control over financial reporting for 2015. KPMG was our independent registered public accounting firm for the year ended December 31, 2014. The firm is a registered public accounting firm with the PCAOB, as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB.

KPMG representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our certificate of incorporation or Bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE

RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2015.

STOCKHOLDER PROPOSAL

Background

The stockholder proposal set forth below (the “proposal”) was submitted to Genworth by Friends Fiduciary Corporation, 1650 Arch Street, Suite 1604, Philadelphia, PA, 19103. Friends Fiduciary Corporation is a purported owner of 1,080 shares of our common stock, or approximately 0.0002% of our outstanding shares as of March 20, 2015, and is joined in making the proposal by the Calvert Social Index Fund and the Calvert VP S&P 500 Index Portfolio, who together indicated that they hold 23,921 shares of our common stock, or approximately 0.0048% of our outstanding shares as of March 20, 2015. The address and shareholdings of each Calvert fund will be furnished by the company to any person promptly upon the receipt of any oral or written request. Friends Fiduciary Corporation’s proposal is printed below verbatim, and we have not endeavored to correct any false, inaccurate, or misleading statements or typographical errors that may be contained therein. Friends Fiduciary Corporation has advised Genworth that it intends to present the following resolution at our Annual Meeting. Genworth is not responsible for the contents of this proposal or the supporting statement. The Board has recommended a vote against the proposal for the reasons set forth following the proposal.

Proposal

WHEREAS:

Managing and reporting environmental, social and governance (ESG) business practices helps companies compete in a global business environment characterized by finite natural resources, changing legislation, and heightened public expectations. Reporting allows companies to publicize and gain strategic value from existing sustainability efforts and identify emerging risks and opportunities.

ESG issues can pose significant risks, and without proper disclosure, stakeholders and analysts cannot ascertain whether the company is managing this exposure.

The link between strong sustainability management and value creation is evident. A 2012 Deutsche Bank review of 100 academic studies, 56 research papers, two literature reviews, and four meta studies on sustainable investing found 89% of studies demonstrated that companies with high ESG ratings show market based outperformance, and 85% of the studies indicated that these companies experience accounting based outperformance.

Investors managing over $45 trillion have joined The Principles for Responsible Investment, and publicly commit to seek comprehensive corporate ESG disclosure and incorporate it into investment decisions.

Major corporations also recognize the value of sustainability reporting. As of December 2012, 53% of the S&P 500 and 57% of the Fortune 500 published corporate sustainability reports; 63% of S&P 500 reporters utilized the Global Reporting Initiative (GRI) Guidelines. KPMG’s latest Survey of Corporate Responsibility Reporting reports 82% of the world’s largest companies referring to GRI guidelines in their sustainability reports.

Life and health insurers face a number of ESG risks, particularly related to climate change, including:

•	Increased losses from investments in assets exposed to extreme weather risks;

•	Increasing incidence of stress and fatalities resulting from severe heat waves;

•	Increasing number of injuries, fatalities, and contamination of water and soil resulting from natural disasters and;

•	Increasing incidence of vector and water borne illnesses.

According to the National Association of Insurance Commissioners, “Disclosure of climate risk is important because of the potential impact climate change can have on insurer solvency and the availability and affordability of insurance across all major categories.”

RESOLVED:

Shareholders request that Genworth Financial, Inc. issue an annual sustainability report describing the company’s short and long term responses to ESG related issues. The report should be: prepared at reasonable cost; omit proprietary information; and be made available to shareholders by October 2015.

SUPPORTING STATEMENT:

The report should include goals for managing ESG impacts to Genworth’s business as well as a discussion of strategies to disclose and mitigate the risks of climate change to Genworth’s underwriting and investing.

We recommend Genworth consider using GRI’s Sustainability Reporting Guidelines to prepare the report. Developed with representatives from business, environmental, human rights and labor communities, the Guidelines provide a flexible reporting system for environmental impacts, product responsibility, and community impacts.

Statement by the Board of Directors Against the Stockholder Proposal

Genworth recognizes the importance of environmental, social and governance (“ESG”) considerations and strives to conduct the company’s business in a socially responsible manner. We integrate climate change considerations into our business decisions, including decisions about our investment portfolio. However, we strongly believe that issuing a sustainability report of the magnitude proposed would not provide sufficiently useful information to our stockholders to justify its cost, particularly in light of the measures the company has undertaken to publicize our existing ESG sustainability efforts.

Although we are opposed to this proposal, we agree that ESG issues are an important area of focus for the company, and we continue to take significant measures to ensure that the company acts as a responsible corporate citizen, including the following:

•

We adopted an Environmental Policy in 2008, the current version of which is available at www.genworth.com/corporate/about-genworth/social-responsibility.html. Our environmental policy sets forth our commitment to preserving the environment, which the company believes is critical to building trust and creating long-term value for all of our stakeholders—including consumers, distribution partners, employees and investors.

•	We have participated in the Carbon Disclosure Project S&P 500 Climate Change Report since 2008, and, in 2014, we achieved a disclosure score of 77, which placed us in the highest category.

•

We maintain a LEED (Leadership in Energy & Environmental Design) certified building in Raleigh, North Carolina and a BREEAM® (Building Research Establishment Environmental Assessment Method) certified building in Chiswick Park in the United Kingdom.

•

We currently rank at 90% in the Human Rights Campaign Foundation’s Corporate Equality Index, a national benchmarking tool on corporate policies and practices pertinent to lesbian, gay, bisexual and transgender (LGBT) employees, an increase of 55% over the previous year.

•	We promote stronger communities through the Genworth Foundation’s contributions as well as employee volunteer activities to support non-profit organizations.

In addition, the company has increased the visibility of our ESG sustainability efforts and our corporate citizenship by developing a Corporate Social Responsibility (“CSR”) section on our corporate website, which can be viewed at www.genworth.com/corporate/about-genworth/social-responsibility.html. The CSR section on our corporate website provides investors and the public with information about our workplace initiatives, including diversity and inclusion policies and values; our community engagement through the Genworth Foundation and Genworth Volunteers programs; our environmental sustainability measures; our market leadership in the long-term care and mortgage insurance industries to help people achieve and sustain financial security; and our corporate governance.

Further, the proposal does not recognize or convey the burden this type of reporting would impose on the company. Complying with the voluminous Global Reporting Initiative (“GRI”) Sustainability Reporting Guidelines referenced in the proposal would require us to greatly expand the variety of information we currently gather, analyze and disclose, significantly exceeding any requirements of the Securities and Exchange Commission. Putting in place the infrastructure necessary to gather this information would be burdensome on the company’s human resources and would entail a considerable expense. Further, we do not believe that the type of reporting recommended by the proposal would be of any material benefit to our stockholders.

In light of the measures that Genworth has already taken to maintain and publicize our role as a responsible corporate citizen, and in light of the substantial cost necessary to prepare a sustainability report as requested by the proposal, we urge our stockholders to vote against it.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

©2015 Genworth Financial, Inc. All rights reserved.

GF90397-PS (03/15)

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., ET, on May 13, 2015.

Vote by Internet
• Go to www.envisionreports.com/GNW
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals —	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE IN PROPOSAL 1 BELOW, FOR PROPOSALS 2
AND 3, AND AGAINST PROPOSAL 4.

1. Election of Directors Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
1.1 - William H. Bolinder	☐	☐	☐	1.5 - Thomas J. McInerney	☐	☐	☐	1.8 - Thomas E. Moloney	☐	☐	☐
1.2 - G. Kent Conrad	☐	☐	☐	1.6 - Christine B. Mead	☐	☐	☐	1.9 - James A. Parke	☐	☐	☐
1.3 - Melina E. Higgins	☐	☐	☐	1.7 - David M. Moffett	☐	☐	☐	1.10 - James S. Riepe	☐	☐	☐
1.4 - Nancy J. Karch	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐	4. Stockholder proposal regarding the preparation of an annual sustainability report.	☐	☐	☐

3. Ratification of the selection of KPMG LLP as the independent registered public accounting firm for 2015.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator or trustee or for a corporation, please give your full title. For joint accounts each owner must sign. Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

021IQB

Notice of 2015 Annual Meeting of Stockholders

Genworth Financial, Inc.

9:00 a.m., May 14, 2015

The Westin Richmond

6631 West Broad Street

Richmond, Virginia 23230

April 2, 2015

To our Stockholders:

NOTICE IS HEREBY GIVEN that Genworth Financial, Inc.’s 2015 Annual Meeting of Stockholders will be held at The Westin Richmond, 6631 West Broad Street, Richmond, Virginia 23230, on Thursday, May 14, 2015, at 9:00 a.m. local time, to address all matters that may properly come before the Annual Meeting. In addition to receiving a report on our business operations, stockholders will be asked:

(1) to elect the 10 nominees named in the proxy statement as directors for the ensuing year;

(2) to approve, on an advisory basis, the compensation of our named executive officers;

(3) to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2015;

(4) to act on the stockholder proposal described in the proxy statement, if properly presented; and

(5) to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 20, 2015 will be entitled to vote at the meeting and any adjournments.

Cordially, /s/ Michael J. McCullough Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to Be Held on May 14, 2015.

Genworth’s proxy statement and annual report to stockholders are available at:

www.edocumentview.com/GNW

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Proxy — GENWORTH FINANCIAL, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 14, 2015

The undersigned stockholder of Genworth Financial, Inc. hereby appoints Thomas J. McInerney, Martin P. Klein and Michael J. McCullough, and each of them jointly and severally, proxies, with full power of substitution, to represent and to vote all shares of Class A Common Stock of Genworth Financial, Inc. that the undersigned is entitled to vote at the 2015 Annual Meeting of Stockholders to be held on Thursday, May 14, 2015, at 9:00 a.m. local time and at any adjournment thereof, upon such business as may properly come before the meeting, including the proposals described in the Proxy Statement dated April 2, 2015, a copy of which has been received by the undersigned, and on matters incident to the conduct of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4. ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THE PROXIES SHALL VOTE IN ACCORDANCE WITH THEIR JUDGMENT.

(PLEASE MARK, SIGN AND DATE ON REVERSE SIDE)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+